Exhibit 10.2

MANAGEMENT AGREEMENT

Dated as of March 6, 2020

by and among

FAT BRANDS ROYALTY I, LLC, as Issuer,

THE OTHER SECURITIZATION ENTITIES PARTY

HERETO FROM TIME TO TIME,

FAT BRANDS INC., as the Manager,

and

UMB BANK, N.A., as the Trustee

		Page

Article I DEFINITIONS		2
Section 1.1	Certain Definitions	10
Section 1.2	Other Defined Terms	11
Section 1.3	Other Terms	11
Section 1.4	Computation of Time Periods	11
Article II ADMINISTRATION AND SERVICING OF MANAGED ASSETS		11
Section 2.1	Manager to Act as Manager	11
Section 2.2	Accounts	13
Section 2.3	Records	15
Section 2.4	Administrative Duties of Manager	15
Section 2.5	No Offset	17
Section 2.6	Compensation and Expenses	17
Section 2.7	Indemnification	17
Section 2.8	Nonpetition Covenant	19
Section 2.9	Franchisor Consent	19
Section 2.10	Appointment of Sub-managers	19
Section 2.11	Insurance/Condemnation Proceeds	19
Section 2.12	Permitted Asset Dispositions	20
Section 2.13	Manager Advances	20
Section 2.14	Product Sourcing Advances	20
Article III STATEMENTS AND REPORTS		20
Section 3.1	Reporting by the Manager	20
Section 3.2	Appointment of Independent Auditor	19
Section 3.3	Annual Accountants’ Reports	19
Section 3.4	Available Information	20

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TABLE OF CONTENTS CONTINUED

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TABLE OF CONTENTS CONTINUED

		Page

Section 8.4	Governing Law	39
Section 8.5	Notices	39
Section 8.6	Acknowledgement	39
Section 8.7	Severability of Provisions	39
Section 8.8	Delivery Dates	40
Section 8.9	Limited Recourse	40
Section 8.10	Binding Effect; Assignment; Third Party Beneficiaries	40
Section 8.11	Article and Section Headings	40
Section 8.12	Concerning the Trustee	40
Section 8.13	Counterparts	40
Section 8.14	Entire Agreement	40
Section 8.15	Waiver of Jury Trial; Jurisdiction; Consent to Service of Process	40
Section 8.16	Joinder of New Franchise Entities	40
Section 8.17	Amendment and Restatement	40

Exhibit A – Power of Attorney

Exhibit B – Joinder Agreement

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MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT, dated as of March 6, 2020 (the “Effective Date”) (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), is entered into by and among the following parties:

a)	FAT Brands Royalty I, LLC, a Delaware limited liability company (together with its successors and assigns, the “Issuer”);

b)	each of (i) Fatburger North America, Inc., a Delaware corporation, (ii) Buffalo’s Franchise Concepts, Inc., a Delaware corporation, (iii) Bonanza Restaurant Company LLC, a Delaware limited liability company, (iv) Ponderosa Franchising Company LLC, a Delaware limited liability company, (v) Ponderosa International Development, Inc., a Delaware limited liability company, (vi) Puerto Rico Ponderosa, Inc., a Delaware limited liability company, (vii) Hurricane AMT, LLC, a Delaware limited liability company, (viii) Yalla Mediterranean Franchising, LLC, a Delaware limited liability company, and (ix) EB Franchises, LLC, a Delaware limited liability company, and each Additional Franchise Entity that may join this Agreement pursuant to Section 8.16 hereof (each, a “Franchise Entity” and together with their respective successors and assigns, the “Franchise Entities” and, together with the Issuer, the “Securitization Entities”);

c)	FAT Brands Inc., a Delaware corporation, as Manager (in its individual capacity and as Manager, together with its successors and assigns, the “Manager”);

d)	UMB Bank, N.A., not in its individual capacity but solely as the indenture trustee (together with its successor and assigns, the “Trustee”); and

e)	consented to by Citadel SPV LLC, as Control Party, and Vervent Inc., as Back-Up Manager.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms or incorporated by reference in Annex A to the Base Indenture (as defined below).

RECITALS

WHEREAS, the Issuer has entered into the Base Indenture, dated as of the Closing Date, with the Trustee (together with the Series Supplements thereto, and as the same may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Indenture” or the “Base Indenture”), pursuant to which the Issuer issued the Series 2020-1 Class A-2 Notes and the Series 2020-1 Class B-2 Notes, and may issue additional series of notes from time to time (collectively, the “Notes”) on the terms described therein;

WHEREAS, the Issuer has granted to the Trustee on behalf of the Secured Parties a Lien in the Collateral owned by it pursuant to the terms of the Indenture;

WHEREAS, from and after the Closing Date, all New Assets have been and will continue to be originated by the Securitization Entities;

WHEREAS, each of the Securitization Entities desires to enter into this Agreement to provide for, among other things, the managing of the respective rights, powers, duties and obligations of the Securitization Entities under or in connection with the Contribution Agreement, the Franchise Assets, the Securitization IP, the Real Estate Assets and the Product Sourcing Assets and each Securitization Entity’s equity interests in each other Securitization Entity owned by it and in connection with any other assets acquired by or transferred to the Securitization Entities (collectively, the “Managed Assets”), and to enforce such Securitization Entity’s rights and powers and perform such Securitization Entity’s duties and obligations under the Managed Documents (as defined below) and the Transaction Documents to which it is party, all in accordance with the Managing Standard (as defined below);

WHEREAS, each of the Franchise Entities desires to appoint the Manager as its agent for providing comprehensive Intellectual Property services, including filing for registration, clearance, maintenance, protection, enforcement, licensing, and recording transfers of the Securitization IP in accordance with the Managing Standard and as provided in Section 2.1(c) and Section 4.3(b); and

WHEREAS, the Manager desires to enforce such rights and powers and perform such obligations and duties, all in accordance with the Managing Standard.

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.1 Certain Definitions. For all purposes of this Agreement, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in Annex A to the Base Indenture. In addition, the following terms shall have the following meanings:

“Advertising Fees” has the meaning set forth in Section 2.2(d).

“Advertising Fund Accounts” has the meaning set forth in Section 2.2(d).

“After-Acquired Securitization IP” means all Securitization IP acquired or developed by FAT Brands or its direct or indirect Subsidiaries after the Closing Date.

“Agreement” has the meaning set forth in the preamble.

“Advertising Fees” has the meaning set forth in Section 2.2(d).

“Advertising Fund Account” has the meaning set forth in Section 2.2(d).

“Change in Management” will occur if more than 50% of the Leadership Team is terminated and/or resigns within 12 months after the date of the occurrence of a Change of Control; provided, in each case, that termination and/or resignation of such officer will not include (i) a change in such officer’s status in the ordinary course of succession so long as such officer remains affiliated with the Manager or its Subsidiaries as an officer or director, or in a similar capacity, (ii) retirement of any officer or (iii) death or incapacitation of any officer.

“Change of Control” means an event or series of events by which:

(a) individuals who on the Closing Date constituted the Board of Directors of the Manager, together with any new directors whose election by the Board of Directors or whose nomination for election by the equity holders of the Manager was approved by a majority of the directors then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Directors of the Manager then in office; or

(b) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the issued and outstanding voting stock of the Manager, and was not the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the issued and outstanding voting stock of the Manager or its parent company, Fog Cutter Capital Group, Inc., as of the Effective Date.

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For purposes of this definition, a Person shall not be deemed to have beneficial ownership of voting power of voting stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Company Restaurant(s)” means any Branded Restaurant(s) that are owned and operated by one or more Non-Securitization Entity, including Branded Restaurants that a Non-Securitization Entity reacquires from Franchisees from time to time until they can be refranchised.

“Company Restaurant Licenses” means any IP license granted by a Franchise Entity with respect to a Company Restaurant.

“Confidential Information” means trade secrets and other information (including know how, ideas, techniques, recipes, formulas, customer lists, customer information, financial information, business methods and processes, marketing plans, specifications, and other similar information as well as internal materials prepared by the owner of such information containing or based, in whole or in part, on any such information) that is confidential and proprietary to its owner and that is disclosed by one party to an agreement to another party thereto whether in writing or disclosed orally, and whether or not designated as confidential.

“Contributed Franchise Agreements” means all Franchise Agreements and related guaranty agreements existing as of the Closing Date that are contributed to a Securitization Entity on the Closing Date pursuant to the Contribution Agreement.

“Contributed Franchised Restaurant Business” means the business of franchising or licensing Branded Restaurants located throughout the world, the manufacturing and sale of Proprietary Products for use at Branded Restaurants throughout the world and the provision of ancillary goods and services in connection therewith. For the avoidance of doubt, the Contributed Franchised Restaurant Business does not include any Company Restaurants.

“Contributed Franchised Restaurants” means the Branded Restaurants that are owned and operated by Franchisees or a sub-franchisee thereof that are unaffiliated with the Manager and its Affiliates pursuant to a Franchise Agreement that is contributed to a Securitization Entity on the Closing Date pursuant to the Contribution Agreement.

“Contributed Product Sourcing Agreement” means all Product Sourcing Agreements and all related guarantees existing as of the Closing Date that are contributed to a Securitization Entity on the Closing Date pursuant to the Contribution Agreement.

“Current Practice” means, in respect of any action or inaction, the practices, standards and procedures of the Securitization Entities or the Manager on their behalf as performed since the Closing Date.

“Defective New Asset” means any New Asset that does not satisfy the applicable representations and warranties of ARTICLE V hereof on the New Asset Addition Date for such New Asset.

“Discloser” has the meaning set forth in Section 7.1.

“Disentanglement” has the meaning set forth in Section 6.3(a).

“Disentanglement Period” has the meaning set forth in Section 6.3(c).

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“Employee Benefit Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, established, maintained or contributed to by the Manager, or with respect to which the Manager has any liability.

“Franchise Entities” has the meaning set forth in the preamble.

“Franchised Restaurants” means, collectively, the Contributed Franchised Restaurants and the New Franchised Restaurants.

“Indemnitee” has the meaning set forth in Section 2.7(a).

“Indenture” has the meaning set forth in the recitals.

“Independent Auditors” has the meaning set forth in Section 3.2.

“IP License Agreement” means any license to or for the use of Intellectual Property to which a Franchise Entity is a party.

“IP Services” means (i) performing and exercising each Franchise Entity’s rights and obligations under any IP License Agreement, and any other agreements pursuant to which each Franchise Entity licenses the use of any Securitization IP; and (ii) acquiring, developing, managing, maintaining, protecting, enforcing, defending, licensing, sublicensing and undertaking such duties and services as may be necessary in connection with the Securitization IP and other Intellectual Property owned or held by each Franchise Entity, in each case in accordance with and subject to the terms of this Agreement (including the Managing Standard, unless a Franchise Entity determines, in its sole discretion, that additional action is necessary or desirable in furtherance of the protection of the Securitization IP, in which case the Manager shall perform such IP Services and additional related services as are reasonably requested by such Franchise Entity), the Indenture, the other Transaction Documents and the Managed Documents, as agent for the Franchise Entities, including the following activities: (a) searching, screening and clearing After-Acquired Securitization IP to assess patentability, registrability, and the risk of potential infringement; (b) filing, prosecuting and maintaining applications and registrations for the Securitization IP in the applicable Franchise Entity’s name throughout the world, including timely filing of evidence of use, applications for renewal and affidavits of use and/or incontestability, timely paying of all registration and maintenance fees, responding to third- party oppositions of applications or challenges to registrations, and responding to any office actions, reexaminations, interferences inter partes reviews, post grant reviews, or other office or examiner requests, reviews, or requirements; (c) monitoring third-party use and registration of Trademarks and taking actions the Manager deems appropriate to oppose or contest the use and any application or registration for Trademarks that could reasonably be expected to infringe, dilute or otherwise violate the Securitization IP or the applicable Franchise Entity’s rights therein; (d) confirming each Franchise Entity’s legal title in and to any or all of the Securitization IP, including obtaining written assignments of Securitization IP to the applicable Franchise Entity and recording transfers of title in the appropriate intellectual property registry throughout the world; (e) with respect to each Franchise Entity’s rights and obligations under the IP License Agreements and any Transaction Documents, monitoring the licensee’s use of each licensed Trademark and the quality of its goods and services offered in connection with such Trademarks, rendering any approvals (or disapprovals) that are required under the applicable license agreement(s), and employing reasonable means to ensure that any use of any such Trademarks by any such licensee satisfies the quality control standards and usage provisions of the applicable license agreement; (f) protecting, policing, and, in the event that the Manager becomes aware of any unlicensed copying, imitation, infringement, dilution, misappropriation, unauthorized use or other violation of the Securitization IP, or any portion thereof, enforcing such Securitization IP, including, (i) preparing and responding to cease-and-desist, demand and notice letters, and requests for a license; and (ii) commencing, prosecuting and/or resolving claims or suits involving imitation, infringement, dilution, misappropriation, the unauthorized use or other violation of the Securitization IP, and seeking monetary and equitable remedies as the Manager deems appropriate in connection therewith; provided that each Franchise Entity shall, and agrees to, join as a party to any such suits to the extent necessary to maintain standing; (g) performing such functions and duties, and preparing and filing such documents, as are required under the Indenture or any other Transaction Document to be performed, prepared and/or filed by the applicable Franchise Entity, including (i) executing and recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or such other instruments as the Franchise Entities or the Control Party may, from time to time, reasonably request (consistent with the obligations of the Franchise Entities to perfect the Trustee’s lien only in the United States) in connection with the security interests in the Securitization IP granted by each Franchise Entity to the Trustee under the Transaction Documents and (ii) preparing, executing and delivering grants of security interests or any similar instruments as the Securitization Entities or the Control Party may, from time to time, reasonably request (consistent with the obligations of the Franchise Entities to perfect the Trustee’s lien only in the United States) that are intended to evidence such security interests in the Securitization IP and recording such grants or other instruments with the relevant Governmental Authority including the PTO and the United States Copyright Office; (h) taking such actions as any licensee under an IP License Agreement may request that are required by the terms, provisions and purposes of such IP License Agreement (or by any other agreements pursuant to which the applicable Franchise Entity licenses the use of any Securitization IP) to be taken by the applicable Franchise Entity, and preparing (or causing to be prepared) for execution by each Franchise Entity all documents, certificates and other filings as each Franchise Entity shall be required to prepare and/or file under the terms of such IP License Agreements (or such other agreements); (i) paying or causing to be paid or discharged, from funds of the Securitization Entities, any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the Securitization IP or contesting the same in good faith; (j) obtaining licenses of third party Intellectual Property for use and sublicense in connection with the Contributed Franchised Restaurant Business and the other assets of the Securitization Entities; (k) sublicensing the Securitization IP to suppliers, manufacturers, advertisers and other service providers in connection with the provision of products and services for use in the Contributed Franchised Restaurant Business; and (l) with respect to Trade Secrets and other confidential information of each Franchise Entity, taking all reasonable measures to maintain confidentiality and to prevent non-confidential disclosures.

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“Leadership Team” means the persons holding the following offices immediately prior to the date of the occurrence of a Change of Control: Chief Executive Officer, Chief Financial Officer, Chief Marketing Officer, or any other position that contains substantially the same responsibilities as of any of the positions listed above.

“Managed Assets” has the meaning set forth in the recitals.

“Managed Document” means any contract, agreement, arrangement or undertaking relating to any of the Managed Assets, including the Contribution Agreement, the Franchise Documents, the Product Sourcing Documents and the IP License Agreements.

“Manager” means Manager, in its capacity as manager hereunder, unless a successor Person shall have become the Manager pursuant to the applicable provisions of the Indenture and this Agreement, and thereafter “Manager” shall mean such successor Person.

“Manager Advance” means any advance of funds made by the Manager to, or on behalf of, a Securitization Entity in connection with the operation of the Contributed Franchised Restaurant Business and other Managed Assets.

“Manager-Developed IP” means all Intellectual Property (other than Excluded IP) created, developed, authored, acquired or owned by or on behalf of the Manager and related to (i) any of the Brands, (ii) products or services sold or distributed under any of the Brands, (iii) the FAT Brands Systems, or (iv) the Contributed Franchise Restaurant Business.

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“Manager Termination Event” has the meaning set forth in Section 6.1(a).

“Managing Standard” means standards that (a) are consistent with Current Practice or, to the extent of changed circumstances, practices, technologies, strategies or implementation methods, consistent with the standards as the Manager would implement or observe if the Managed Assets were owned by the Manager at such time; (b) are consistent with Ongoing Practice; (c) will enable the Manager to comply in all material respects with all of the duties and obligations of the Securitization Entities under the Transaction Documents and the Managed Documents; (d) are in material compliance with all applicable Requirements of Law; and (e) with respect to the use and maintenance of the Franchise Entities’ rights in and to the Securitization IP, are consistent with the standards imposed by the IP License Agreements.

“Monthly Management Fee” means, with respect to each Monthly Allocation Date, the amount of $200,000, subject to successive three percent (3%) annual increases beginning on the first Monthly Allocation Date in 2020.

“New Asset” means a New Franchise Agreement, a New Development Agreement, a New Real Estate Asset or a New Product Sourcing Agreement or any other Managed Asset contributed or otherwise entered into or acquired by the Securitization Entities after the Closing Date.

“New Asset Addition Date” means, with respect to any New Asset, the earliest of (i) the date on which such New Asset is acquired by the applicable Securitization Entity, (ii) the later of (a) the date upon which the closing occurs under the applicable contract giving rise to such New Asset and (b) the date upon which all of the diligence contingencies, if any, in the contract for purchase of the applicable New Asset expire and the Securitization Entity acquiring such New Asset no longer has the right to cancel such contract and (iii) if such New Asset is a New Franchise Agreement or New Development Agreement, the date on which the related Franchise Entity begins receiving payments from the applicable Franchisee in respect of such New Asset and (iv) if such New Asset is a New Product Sourcing Agreement, the date on which such New Product Sourcing Agreement becomes effective in accordance with the terms thereof.

“New Leased Real Property” has the meaning set forth in Section 5.1(d).

“New Development Agreements” means all Development Agreements and related guaranty agreements entered into by a Franchise Entity following the Closing Date.

“New Franchise Agreements” means all Franchise Agreements and related guaranty agreements entered into by a Franchise Entity following the Closing Date, in its capacity as franchisor for Branded Restaurants (including all renewals for Contributed Franchised Restaurants).

“New Franchised Restaurant Leases” means, to the extent acquired or entered into by a Franchise Entity after the Closing Date, (i) leases from landlords unaffiliated with the Manager in respect of which a Franchise Entity is the prime lessee and a Franchisee or other Person is the sub-lessee executed or acquired by such Franchise Entity and (ii) leases or subleases in respect of which a Franchise Entity is the lessor or sublessor and a Franchisee or other Person is the lessee or sublessee.

“New Franchised Restaurants” means the Branded Restaurants opened after the Closing Date that are owned and operated by a Franchisee (or, in the case of a Branded Restaurant subject to an area development agreement, a sub-franchisee thereof).

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“New Owned Real Property” means real property (including the land, buildings and fixtures) that is (i) acquired in fee after the Closing Date by a Franchise Entity or (ii) acquired in fee after the Closing Date by a Non-Securitization Entity and contributed to a Franchise Entity pursuant to a contribution agreement in form and substance reasonably acceptable to the Control Party.

“New Real Estate Assets” means collectively, the New Owned Real Property and the New Franchised Restaurant Leases.

“Notes” has the meaning set forth in the preamble.

“Ongoing Practice” means, in respect of any action or inaction, practices, standards and procedures that are at least as favorable or beneficial as the practices, standards and procedures of any Non-Securitization Entity as performed with respect to any additional restaurant brand or restaurant concept owned or operated by such Non-Securitization Entity so long as such practices, standards and procedures with respect to any additional restaurant brand or restaurant concept are applicable and reasonably practical to implement with respect to the Brands.

“Pension Plan” means any “employee pension benefit plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA and to which any company in the same Controlled Group as the Manager has liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Post-Opening Services” means the services required to be performed under the applicable Franchise Documents by the applicable Securitization Entities after the initial opening of a Franchised Restaurant, in each case in accordance with and subject to the terms of this Agreement (including, for the avoidance of doubt, the Managing Standard), the Indenture, the other Transaction Documents and the Managed Documents, including, as may be required under the applicable Franchise Document, (a) meeting with the franchise association for each Brand; (b) providing such Franchisee with the standards established or approved by the applicable Franchise Entity for use of the applicable Brand; (c) establishing standards of quality, cleanliness, appearance and service at such Franchised Restaurant; (d) collecting and administering the Advertising Fees received pursuant to the applicable Franchise Agreements and the development of all national advertising and promotional programs for the applicable Brand and Branded Restaurants; (e) inspecting such Franchised Restaurant; (f) providing such Franchisee with the Manager’s ongoing training programs and materials designed for use in the Franchised Restaurants; and (g) such other post-opening services as are required to be performed under applicable Franchise Documents; provided that “Post-Opening Services” provided by the Manager hereunder shall not include any “add-on” type corporate services provided by Manager or any Subsidiary thereof to a Franchisee, whether pursuant to the related Franchise Agreement or otherwise, the cost of which is not included in the royalties payable to the relevant Franchise Entity under such Franchise Agreement, including, repairs and maintenance, gift card administration, employee training, point-of-sale system maintenance and support and development and maintenance of restaurant-level and above-restaurant-level technology systems and other information technology systems, including via any Franchisee supported Brand technology fund.

“Power of Attorney” means the authority granted by a Securitization Entity to the Manager pursuant to a Power of Attorney in substantially the form set forth as Exhibit A hereto.

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“Pre-Opening Services” means the services required to be performed under the applicable Franchise Documents by the applicable Securitization Entities prior to the initial opening of a Franchised Restaurant, in each case in accordance with and subject to the terms of this Agreement (including, for the avoidance of doubt, the Managing Standard), the Indenture, the other Transaction Documents and the Managed Documents, including, as required under the applicable Franchise Document, (a) providing the applicable Franchisee with standards for the design, construction, equipping and operation of such Franchised Restaurant and the approval of locations meeting such standards; (b) providing such Franchisee with the Manager’s programs and materials designed for use in the Franchised Restaurants; (c) providing such Franchisee with manuals, operating guidelines and similar materials, as applicable; and (d) providing such Franchisee with such other assistance in the pre-opening, opening and initial operation of such Franchised Restaurant, as is required to be provided under applicable Franchise Documents; provided that “Pre-Opening Services” provided by the Manager hereunder shall not include any “add-on” type corporate services provided by Manager or any Subsidiary thereof to a Franchisee, whether pursuant to the related Franchise Agreement or otherwise, the cost of which is not included in the royalties payable to the relevant Franchise Entity under such Franchise Agreement, including, repairs and maintenance, gift card administration, employee training, point-of-sale system maintenance and support and development and maintenance of restaurant-level and above-restaurant-level technology systems and other information technology systems, including via any Franchisee supported Brand technology fund.

“Product Sourcing Advance” has the meaning ascribed to such term in Section 2.14.

“Product Sourcing Agreements” means all agreements for (a) the manufacture and production of Proprietary Products and (b) the sale of Proprietary Products to Proprietary Product Distributors.

“Product Sourcing Assets” means, with respect to each Franchise Entity, (i) the Contributed Product Sourcing Agreements and all Product Sourcing Payments hereon, (ii) the New Product Sourcing Agreements and all Product Sourcing Payments thereon; (iii) all rights to enter into New Product Sourcing Agreements and (iv) any and all other property of every nature, now or hereafter transferred, mortgaged, pledged, or assigned as security for payment or performance of any obligation of any Person to such Franchise Entity under the Product Sourcing Agreements and all guarantees of such obligations and the rights evidenced by or reflected in the Product Sourcing Agreements, in each case together with all payments, proceeds and accrued and future rights to payment thereon.

“Product Sourcing Payments” means all amounts payable to a Franchise Entity by Proprietary Product Distributors with respect to purchases of Proprietary Products.

“Proprietary Product Distributor” means any distributor of Proprietary Products to Franchisees or Non-Securitization Entities.

“Proprietary Products” means any product that is (a) manufactured or otherwise produced by a third-party in accordance with the applicable Franchise Entity’s specifications, (b) purchased by such Franchise Entity from such third-party manufacturer and (c) sold by such Franchise Entity to Proprietary Product Distributors (for distribution to Franchisees and Non-Securitization Entities for use at Branded Restaurants).

“Real Estate Services” means acquiring, developing, managing, maintaining, protecting, enforcing, defending, leasing and undertaking such other duties and services as may be necessary in connection with the Real Estate Assets, on behalf of each Franchise Entity, in each case in accordance with and subject to the terms of this Agreement (including, for the avoidance of doubt, the Managing Standard), the Indenture, the other Transaction Documents and the Managed Documents, as agent for the Franchise Entities, including the following activities: (a) the negotiation, execution and recording (as appropriate) of leases, subleases, deeds and other contracts and agreements relating to the Real Estate Assets; (b) the management of the Real Estate Assets on behalf of each Franchise Entity, including (i) the management of the New Owned Real Property, (ii) the enforcement and exercise of each Franchise Entity’s rights under each lease included in the Real Estate Assets, (iii) the payment, extension, renewal, modification, adjustment, prosecution, defense, compromise or submission to arbitration or mediation of any obligation, suit, liability, cause of action or claim, including taxes, relating to any Real Estate Assets and (iv) the collection of any amounts payable to each Franchise Entity under the Real Estate Assets, including rent; (c) causing each Franchise Entity to (i) acquire and enter into agreements to acquire Real Estate Assets and (ii) sell, assign, transfer, encumber or otherwise dispose of all or any portion of the Real Estate Assets in accordance with this Agreement and the Indenture; (d) environmental evaluation and remediation activities on any real property owned or leased by each Franchise Entity as deemed appropriate by the Manager or as otherwise required under applicable Requirements of Law; (e) obtaining appropriate levels of title and property insurance with respect to each parcel of New Owned Real Property; (f) making or causing to be made all repairs and replacements to the existing improvements and the construction of new improvements on the Real Estate Assets; (g) the employment of agents, managers, brokers or other Persons necessary or appropriate to acquire, dispose of, maintain, own, lease, manage and operate the Real Estate Assets; (h) paying or causing to be paid any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the Real Estate Assets or contesting the same in good faith; and (i) all other actions or decisions relating to the acquisition, disposition, amendment, termination, maintenance, ownership, leasing, sub-leasing, management and operation of the Real Estate Assets.

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“Recipient” has the meaning ascribed to such term in Section 7.1.

“Securitization Entities” has the meaning set forth in the preamble.

“Services” means the servicing and administration by the Manager of the Managed Assets, in each case in accordance with and subject to the terms of this Agreement (including, for the avoidance of doubt, the Managing Standard), the Indenture, the other Transaction Documents and the Managed Documents, as agent for the applicable Securitization Entity, including, without limitation: (a) calculating and compiling information required in connection with any report or certificate to be delivered pursuant to the Transaction Documents; (b) preparing and filing all tax returns and tax reports required to be prepared by any Securitization Entity; (c) paying or causing to be paid or discharged, in each case from funds of the Securitization Entities, any and all taxes, charges and assessments required to be paid under applicable Requirements of Law by any Securitization Entity; (d) performing the duties and obligations of, and exercising and enforcing the rights of, the Securitization Entities under the Transaction Documents, including performing the duties and obligations of each applicable Securitization Entity under the IP License Agreements; (e) taking those actions that are required under the Transaction Documents and Requirements of Law to maintain continuous perfection (where applicable) and priority (subject to Permitted Liens and the exclusions from perfection requirements under the Indenture) of any Securitization Entity’s and the Trustee’s respective interests in the Collateral; (f) making or causing the collection of amounts owing under the terms and provisions of each Managed Document and the Transaction Documents, including managing (i) the applicable Securitization Entities’ rights and obligations under the Franchise Agreements and the Development Agreements (including performing Pre-Opening Services and Post-Opening Services) and (ii) the right to approve amendments, waivers, modifications and terminations of (including extensions, modifications, write-downs and write-offs of obligations owing under) Franchise Documents and other Managed Documents (which amendments to Franchise Agreements may be effected by replacing such Franchise Agreement with a New Franchise Agreement on the then- current form of the applicable Franchise Agreement (which New Franchise Agreement may be executed by a different Franchise Entity than is party to such existing Franchise Agreement)) and to exercise all rights of the applicable Securitization Entities under such Franchise Documents and other Managed Documents; (g) performing due diligence with respect to, selecting and approving new Franchisees and providing personnel to manage the due diligence, selection and approval process; (h) preparing New Franchise Agreements and New Development Agreements, including, among other things, adopting variations to the forms of agreements used in documenting such agreements and preparing and executing documentation of assignments, transfers, terminations, renewals, site relocations and ownership changes, in all cases, subject to and in accordance with the terms of the Transaction Documents; (i) evaluating and approving assignments of Franchise Agreements and Development Agreements (and related documents) to third-party franchisee candidates or existing Franchisees and, in accordance with the Managing Standard, arranging for the assignment of Franchise Assets to a Non-Securitization Entity until such time as the applicable restaurant is re-franchised to a third party franchisee; (j) preparing and filing franchise disclosure documents with respect to New Development Agreements and New Franchise Agreements to comply, in all material respects, with applicable Requirements of Law; (k) complying with franchise industry specific government regulation and applicable Requirements of Law; (l) making Manager Advances and Product Sourcing Advances in its sole discretion; (m) administering the Advertising Fund Accounts and the Management Accounts; (n) performing the duties and obligations and enforcing the rights of the Securitization Entities under the Managed Documents, including entering into new Managed Documents from time to time; (o) arranging for legal services with respect to the Managed Assets, including with respect to the enforcement of the Managed Documents; (p) arranging for or providing accounting and financial reporting services; (q) administering Franchisee payments for the development of restaurant-level and above-restaurant-level technology systems; (r) performing due diligence with respect to, selecting and approving new manufacturers and distributors of Proprietary Products and providing personnel to manage the due diligence, selection and approval process; (s) preparing New Product Sourcing Agreements, subject to and in accordance with the terms of the Transaction Documents, and administering the purchase and sale of Proprietary Products; (t) establishing and servicing supply chain programs with respect to the Franchised Restaurants; (u) establishing and/or providing quality control services and standards for food, equipment, suppliers and distributors in connection with the Contributed Franchised Restaurant Business (including, without limitation, with respect to Product Sourcing Agreements) and monitoring compliance with such standards; (v) developing new products and services (or modifying any existing products and services) to be offered in connection with the Contributed Franchised Restaurant Business and the other assets of the Securitization Entities; (w) in connection with the Contributed Franchised Restaurant Business, developing, modifying, amending and disseminating (i) specifications for restaurant operations, (ii) manuals, operating guidelines and similar materials, as applicable, and (iii) new menu items; (x) performing the Real Estate Services; (y) performing the IP Services; (z) developing and administering advertising, marketing and promotional programs relating to the Brands and Branded Restaurants; and (aa) performing such other services as may be necessary or appropriate from time to time and consistent with the Managing Standard and the Transaction Documents in connection with the Managed Assets.

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“Sub-manager” has the meaning set forth in Section 2.10.

“Sub-managing Arrangement” means an arrangement whereby the Manager engages any other Person (including any Affiliate) to perform certain of its duties under this Agreement excluding the fundamental corporate functions of the Manager; provided that (i) area development agreements and master franchise arrangements with Franchisees and temporary arrangements with Franchisees with respect to the management of one or more Branded Restaurants immediately following the termination of the former Franchisee thereof, and (ii) any agreement between the Manager and third-party vendors pursuant to which the Manager purchases a specific product or service or outsources routine administrative functions shall not constitute a Sub-managing Arrangement.

“Term” has the meaning set forth in Section 8.1.

“Termination Notice” has the meaning set forth in Section 6.1(a).

“Trustee” has the meaning set forth in the preamble.

Section 1.2 Other Defined Terms.

(a) Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein.

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(b) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

(c) Unless as otherwise provided herein, the word “including” as used herein shall mean “including without limitation.”

(d) All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with GAAP.

(e) Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this, such determination or calculation shall be made, to the extent applicable and except as otherwise specified in this, in accordance with GAAP. When used herein, the term “financial statement” shall include the notes and schedules thereto. All accounting determinations and computations hereunder shall be made without duplication.

Section 1.3 Other Terms. All terms used in Article 9 of the UCC as in effect from time to time in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.4 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

Article II

ADMINISTRATION AND SERVICING OF MANAGED ASSETS

Section 2.1 Manager to Act as Manager.

(a) Engagement of the Manager. The Manager is hereby authorized by each Securitization Entity, and hereby agrees, to perform the Services (or refrain from the performance of the Services) subject to and in accordance with the Managing Standard and the terms of this Agreement, the other Transaction Documents and the Managed Documents. With respect to the IP Services, the Manager shall perform such IP Services in accordance with the Managing Standard and the IP License Agreements, unless a Franchise Entity determines, in its sole discretion, that additional action is necessary or desirable in furtherance of the protection of the Securitization IP, in which case the Manager shall perform such IP Services and additional related services as are reasonably requested by such Franchise Entity. The Manager, on behalf of the Securitization Entities, shall have full power and authority, acting alone and subject only to the specific requirements and prohibitions of this Agreement and in accordance with the Managing Standard, the Indenture and the other Transaction Documents, to do and take any and all actions, or to refrain from taking any such actions, and to do any and all things in connection with performing the Services that the Manager determines are necessary or desirable. Without limiting the generality of the foregoing, but subject to the provisions of this Agreement, the Indenture and the other Transaction Documents, including Section 2.8, the Manager, in connection with performing the Services, is hereby authorized and empowered to execute and deliver, in the Manager’s own name (in its capacity as agent for the applicable Securitization Entity) or in the name of any Securitization Entity (pursuant to the applicable Power of Attorney), on behalf of any Securitization Entity any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Managed Assets. For the avoidance of doubt, the parties hereto acknowledge and agree that the Manager is providing Services directly to each applicable Securitization Entity. Nothing in this Agreement shall preclude the Securitization Entities from performing the Services or any other act on their own behalf at any time and from time to time.

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(b) Actions to Perfect Liens. Subject to the terms of the Indenture, including any applicable Series Supplement, the Manager shall take those actions that are required under the Transaction Documents and Requirements of Law to maintain continuous perfection and priority (subject to Permitted Liens) of the Trustee’s Lien in the Collateral. Without limiting the foregoing, the Manager shall file or cause to be filed with the appropriate government office the financing statements on Form UCC-1, and assignments of financing statements on Form UCC-3 required pursuant to Section 7.13 of the Base Indenture, and other filings requested by the Securitization Entities, the Control Party or the Back-Up Manager, to be filed in connection with the Contribution Agreement, the IP License Agreements, the Securitization IP, the Indenture and the other Transaction Documents.

(c) Ownership of Manager-Developed IP.

(i) The Manager acknowledges and agrees that all Securitization IP, including any Manager-Developed IP arising during the Term, shall, as between the parties, be owned by and inure exclusively to the applicable Franchise Entity. Any copyrightable material included in such Manager-Developed IP shall, to the fullest extent allowed by law, be considered a “work made for hire” as that term is defined in Section 101 of the U.S. Copyright Act of 1976, as amended, and owned by the applicable Franchise Entity. The Manager hereby irrevocably assigns and transfers, without further consideration, all right, title and interest in such Manager-Developed IP (and all goodwill connected with the use of and symbolized by Trademarks included therein) to the applicable Franchise Entity. Notwithstanding the foregoing, the Manager-Developed IP to be transferred to the applicable Franchise Entity shall include rights to use third party Intellectual Property only to the extent (but to the fullest extent) that such rights are assignable or sublicensable to the applicable Franchise Entity. All applications to register Manager-Developed IP shall be filed in the name of the applicable Franchise Entity.

(ii) The Manager agrees to cooperate in good faith with each Franchise Entity for the purpose of securing and preserving the Franchise Entity’s rights in and to the applicable Manager-Developed IP, including executing any documents and taking any actions, at the Franchise Entity’s reasonable request, or as deemed necessary or advisable by the Manager, to confirm, file and record in any appropriate registry the Franchise Entity’s sole legal title in and to such Manager-Developed IP, it being acknowledged and agreed that any expenses in connection therewith shall be paid by the requesting Franchise Entity. The Manager hereby appoints each Franchise Entity as its attorney-in-fact authorized to execute such documents in the event that Manager fails to execute the same within twenty (20) days following the Franchise Entity’s written request to do so (it being understood that such appointment is a power coupled with an interest and therefore irrevocable) with full power of substitution and delegation.

(d) Grant of Power of Attorney. In order to provide the Manager with the authority to perform and execute its duties and obligations as set forth herein, the Securitization Entities shall execute and deliver on the Closing Date a Power of Attorney in substantially the form set forth as Exhibit A hereto to the Manager, which Powers of Attorney shall terminate in the event that the Manager’s rights under this Agreement are terminated as provided herein.

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(e) Franchisee Insurance. The Manager acknowledges that, to the extent that it or any of its Affiliates is named as a “loss payee” or “additional insured” under any insurance policies of any Franchisee, it shall use commercially reasonable efforts to cause it to be so named in its capacity as the Manager on behalf of the applicable Franchise Entity, and the Manager shall promptly (i) deposit or cause to be deposited to the applicable Concentration Account any proceeds received by it or by any Securitization Entity or any other Affiliate under such insurance policies (other than amounts described in the following clause (ii)) and (ii) disburse to the applicable Franchisee any proceeds of any such insurance policies payable to such Franchisee pursuant to the applicable Franchise Agreement.

(f) Manager Insurance. The Manager agrees to maintain adequate insurance consistent with the type and amount maintained by the Manager as of the Closing Date, subject, in each case, to any adjustments or modifications made in accordance with the Managing Standard. Such insurance shall cover each of the Securitization Entities, as an additional insured, to the extent that such Securitization Entity has an insurable interest therein.

Section 2.2 Accounts.

(a) Collection of Payments; Remittances; Collection Account. The Manager shall maintain and manage the Management Accounts (and certain other accounts from time to time) in the name of, and for the benefit of, the Securitization Entities. The Manager shall (on behalf of the Securitization Entities) (i) cause the collection of Collections in accordance with the Managing Standard and subject to and in accordance with the Transaction Documents and (ii) make all deposits to and withdrawals from the Management Accounts in accordance with this Agreement (including the Managing Standard), the Indenture and the applicable Managed Documents. The Manager shall (on behalf of the Securitization Entities) make all deposits to the Collection Account in accordance with terms of the Indenture.

(b) Deposit of Misdirected Funds; No Commingling; Misdirected Payments. The Manager shall promptly deposit into a Concentration Account, the Collection Account, an Advertising Fund Account or such other appropriate account within three (3) Business Days immediately following Actual Knowledge of the Manager of the receipt thereof and in the form received with any necessary endorsement or in cash, all payments in respect of the Managed Assets incorrectly deposited into another account. In the event that any funds not constituting Collections are incorrectly deposited in any Account, the Manager shall promptly withdraw such amounts after obtaining Actual Knowledge thereof and shall pay such amounts to the Person legally entitled to such funds. Except as otherwise set forth herein, in the Base Indenture or in the Company Restaurant Licenses, the Manager shall not commingle any monies that relate to Managed Assets with its own assets and shall keep separate, segregated and appropriately marked and identified all Managed Assets and any other property comprising any part of the Collateral, and for such time, if any, as such Managed Assets or such other property are in the possession or control of the Manager to the extent such Managed Assets or such other property is Collateral, the Manager shall hold the same in trust for the benefit of the Trustee and the Secured Parties (or, following termination of the Indenture, the applicable Securitization Entity). Additionally, the Manager, promptly after obtaining Actual Knowledge thereof, shall notify the Trustee in the Monthly Manager’s Certificate of any amounts incorrectly deposited into any Indenture Trust Account and instruct in the Monthly Manager’s Certificate the prompt remittance by the Trustee of such funds from the applicable Indenture Trust Account to the Manager. The Trustee shall have no obligation to verify any information provided to it by the Manager in any Monthly Manager’s Certificate and shall remit such funds to the Manager based solely on such Monthly Manager’s Certificate.

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(c) Investment of Funds in Management Accounts. The Manager shall have the right to invest and reinvest funds deposited in any Management Account in Eligible Investments. All income or other gain from such Eligible Investments will be credited to the related Management Account, and any loss resulting from such investments will be charged to the related Management Account.

(d) Advertising Funds. The Manager may, but shall not be required to, maintain advertising fund accounts (each, an “Advertising Fund Account”) in the name of the Manager (or a Subsidiary thereof) for fees payable by Franchisees to fund the national marketing and advertising activities and local advertising cooperatives with respect to each Brand (the “Advertising Fees”). Any Advertising Fees received in the Concentration Account shall be transferred by the Manager to the applicable Advertising Fund Account. The Manager shall not make or permit or cause any other Person to make or permit any borrowings to be made or Liens to be levied against the Advertising Fund Accounts or the funds therein. The Manager shall apply the amount on deposit in each Advertising Fund Account solely to cover (a) the costs and expenses (including costs and expenses incurred prior to the Closing Date) associated with the administration of such account, (b) general and administrative expenses incurred by the Manager in respect of marketing and advertising activities for the applicable Brand to the extent reimbursable from the Advertising Fees in accordance with the applicable Franchise Agreements, and (c) costs and expenses related to the national and local marketing and advertising programs with respect to the applicable Brand. The Manager may make advances to fund deficits in the Advertising Fund Accounts from time to time to the extent that it reasonably expects to be reimbursed for such advances from the proceeds of future Advertising Fees, it being agreed that any such advances shall not constitute Manager Advances. The Manager, acting on behalf of the Securitization Entities, may in accordance with the Managing Standard and the terms of the Franchise Agreements, the Company Restaurant Licenses and the Management Agreement, as applicable, increase or reduce the Advertising Fees required to be paid by the Franchisees and Company Restaurants, respectively, pursuant to the terms of the Franchise Agreements, the Company Restaurant Licenses and the Management Agreement and in accordance with the Managing Standard.

(e) Brand Technology Funds. The Manager may, but shall not be required to, establish and maintain for each Brand technology accounts to hold certain amounts paid by Franchisees and Company Restaurants, if any, into any Brand technology fund for the development, maintenance and support of restaurant-level and above restaurant-level technology systems, including, without limitation, point-of-sale system, back of house, mobile order and/or mobile payment systems. The Manager shall not make or permit or cause any other Person to make or permit any borrowings to be made or Liens to be levied against any such accounts or the funds therein. The Manager, acting on behalf of the Securitization Entities, may in accordance with the Managing Standard and the terms of the Franchise Agreements, the Company Restaurant Licenses and the Management Agreement, as applicable, specify or subsequently increase or reduce the amounts required to be paid by the Franchisees and Company Restaurants, respectively, into any such Brand technology fund pursuant to the terms of the Franchise Agreements, the Company Restaurant Licenses and the Management Agreement and in accordance with the Managing Standard.

(f) Gift Card Sales and Redemptions. The Manager will be responsible for administering the gift card programs of each Brand and will collect the proceeds of the initial sale of gift cards that are sold on the internet, at Company Restaurants, at third party retail locations or at other gift card vendors in one or more accounts in the name of the Manager (or a Subsidiary thereof). The Manager shall not make or permit or cause any other Person to make or permit any borrowings to be made or Liens to be levied against any such accounts or the funds therein. The Manager will reimburse the applicable Franchisee with respect to the redemption of gift cards sold at these locations or any portion thereof in accordance with the Manager’s normal practices and the Managing Standard. The proceeds of the initial sale of gift cards sold at Franchised Restaurants will be held in accounts in the name of selling Franchisee, and the Manager may engage a third-party vendor to administer reimbursements of the applicable Franchisee with respect to the redemption of gift cards sold at Franchised Restaurants.

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(g) Tenant Improvement Funds. The Manager may, but shall not be required to, collect and administer tenant improvement allowances and similar amounts, if any, received from landlords with respect to the New Franchised Restaurant Leases. Any such amounts received from landlords shall be collected and maintained in one or more accounts in the name of the Manager, and will be utilized by the Manager for improvements, renovations or other capital expenditures in respect of real property subject to New Franchised Restaurant Leases or, to the extent any such funds represent a reimbursement of such expenditures previously made by the Manager, may be retained by the Manager. The Manager shall not make or permit or cause any other Person to make or permit any borrowings to be made or Liens to be levied against any such accounts or the funds therein. The Manager shall administer such amounts in accordance with the Managing Standard.

Section 2.3 Records.

(a) The Manager shall, in accordance with the Current Practice, retain all material data (including computerized records) relating directly to, or maintained in connection with, the servicing of the Managed Assets at its address indicated in Section 8.5 (or at an off-site storage facility reasonably acceptable to the Securitization Entities and the Control Party) or, upon thirty (30) days’ notice to the Securitization Entities, the Rating Agencies, the Control Party, the Back-Up Manager and the Trustee, at such other place where the servicing office of the Manager is located (provided that the servicing office of the Manager shall at all times be located in the United States), and shall give the Trustee, the Control Party and the Back-Up Manager access to all such data in accordance with the terms and conditions of the Transaction Documents; provided, however, that the Trustee shall not be obligated to verify, recalculate or review any such data. The Manager acknowledges that the applicable Franchise Entity or applicable Franchise Entities shall own the Intellectual Property rights in all such data.

(b) If the rights of Manager, as the initial Manager, shall have been terminated in accordance with Section 6.1 or if this Agreement shall have been terminated pursuant to Section 8.1, Manager, as the initial Manager, shall, upon demand of the Trustee (based upon the written direction of the Control Party, acting at the direction of the Controlling Class Representative), in the case of a termination pursuant to Section 6.1, or upon the demand of the Securitization Entities, in the case of a termination pursuant to Section 8.1, deliver to the Successor Manager all data in its possession or under its control (including computerized records) necessary or desirable for the servicing of the Managed Assets.

Section 2.4 Administrative Duties of Manager.

(a) Duties with Respect to the Transaction Documents. The Manager, in accordance with the Managing Standard, shall perform the duties of the applicable Securitization Entities under the Transaction Documents except for those duties that are required to be performed by the equity holders, stockholders, directors, or managers of such Securitization Entity pursuant to applicable Requirements of Law. In furtherance of the foregoing, the Manager shall consult with the managers or the directors, as the case may be, of the Securitization Entities as the Manager deems appropriate regarding the duties of the Securitization Entities under the Transaction Documents. The Manager shall monitor the performance of the Securitization Entities and, promptly upon obtaining Actual Knowledge thereof, shall advise the applicable Securitization Entity when action is necessary to comply with such Securitization Entity’s duties under the Transaction Documents. The Manager shall prepare for execution by the Securitization Entities or shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Securitization Entities to prepare, file or deliver pursuant to the Transaction Documents.

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(b) Duties with Respect to the Securitization Entities. In addition to the duties of the Manager set forth in this Agreement or any of the Transaction Documents, the Manager, in accordance with the Managing Standard, shall perform such calculations and shall prepare for execution by the Securitization Entities or shall cause the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Securitization Entities to prepare, file or deliver pursuant to applicable law, including, for the avoidance of doubt, securities laws and franchise laws. Pursuant to the directions of the Securitization Entities and in accordance with the Managing Standard, the Manager shall administer, perform or supervise the performance of such other activities in connection with the Securitization Entities as are not covered by any of the foregoing provisions and as are expressly requested by any Securitization Entity and are reasonably within the capability of the Manager.

(c) Records. The Manager shall maintain appropriate books of account and records relating to the Services performed under this Agreement, which books of account and records shall be accessible for inspection by the Securitization Entities during normal business hours and upon reasonable notice, and by the Trustee, the Control Party, the Back-Up Manager and the Controlling Class Representative in accordance with Section 3.1(e).

(d) Election of Controlling Class Representative. Pursuant to Section 11.1(c) of the Base Indenture, if two CCR Candidates both receive votes from Controlling Class Members holding beneficial interests in exactly 50% of the Aggregate Outstanding Principal Amount of Notes of the Controlling Class, the Manager shall have the right to direct the Trustee to appoint one of such CCR Candidates as the Controlling Class Representative.

Section 2.5 No Offset. The payment obligations of the Manager under this Agreement shall not be subject to, and the Manager hereby waives, in connection with the performance of such obligations, any right of offset that the Manager has or may have against the Trustee, the Control Party or the Securitization Entities, whether in respect of this Agreement, the other Transaction Documents or any document governing any Managed Asset or otherwise.

Section 2.6 Compensation and Expenses. As compensation for the performance of its obligations under this Agreement, the Manager shall receive the Monthly Management Fee and the Supplemental Management Fee, if any, on each Monthly Allocation Date out of amounts available therefore under the Indenture on such Monthly Allocation Date in accordance with the Priority of Payments. The Manager is required to pay from its own funds all expenses it may incur in performing its obligations hereunder.

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Section 2.7 Indemnification.

(a) The Manager agrees to indemnify and hold the Securitization Entities, the Trustee, the Back-Up Manager and the Control Party, and their respective members, officers, directors, managers, employees and agents (each, an “Indemnitee”) harmless against all claims, losses, penalties, fines, forfeitures, liabilities, obligations, damages, actions, suits and related costs and judgments and other costs, fees and reasonable expenses, including reasonable and documented fees, out-of-pocket charges and disbursements of counsel (other than the allocated costs of in-house counsel), that any of them may incur as a result of (i) the failure of the Manager to perform or observe its obligations under this Agreement or any other Transaction Document to which it is a party in its capacity as Manager, (ii) the breach by the Manager of any representation, warranty or covenant under this Agreement or any other Transaction Document to which it is a party in its capacity as Manager; or (iii) the Manager’s bad faith, negligence or willful misconduct in the performance of its duties under this Agreement and or the other Transaction Documents; provided, that the Manager shall have no obligation of indemnity to an Indemnitee to the extent any such claims, losses, penalties, fines, forfeitures, liabilities, obligations, damages, actions, suits and related costs and judgments and other costs, fees and reasonable expenses are caused by the bad faith, gross negligence, willful misconduct, or breach of this Agreement by such Indemnitee (unless caused by the Manager with respect to a Securitization Entity). In the event the Manager is required to make an indemnification payment pursuant to this Section 2.7(a) the Manager shall promptly pay such indemnification payment directly to the applicable Indemnitee (or, if due to a Securitization Entity, shall deposit such indemnification payment directly to the Collection Account). Notwithstanding anything to the contrary in this Agreement, no indemnification payment shall be due from the Manager to the extent that it constitutes recourse for diminution in the market value of any Managed Assets from and after the Effective Date, other than as may be attributable to any of the foregoing limited circumstances.

(b) [RESERVED]

(c) [RESERVED]

(d) Any Indemnitee that proposes to assert the right to be indemnified under Section 2.7 shall promptly, after receipt of notice of the commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against the Manager, notify the Manager of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. In the event that any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify the Manager of the commencement thereof and the Manager shall be entitled to participate in, and to the extent that it shall wish, to assume the defense thereof, with its counsel reasonably satisfactory to such Indemnitee (which, in the case of a Securitization Entity, shall be reasonably satisfactory to the Control Party as well), and after notice from the Manager to such Indemnitee of its election to assume the defense thereof, the Manager shall not be liable to such Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided that the Trustee shall not be bound by this sentence except with its prior written consent, which may be withheld in its sole discretion; provided, further, that the Manager shall not enter into any settlement with respect to any claim or proceeding unless such settlement includes a release of such Indemnitee from all liability on claims that are the subject matter of such settlement; and provided, further, that the Indemnitee shall have the right to employ its own counsel in any such action the defense of which is assumed by the Manager in accordance with this Section 2.7(d), but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless (i) the employment of counsel by such Indemnitee has been specifically authorized by the Manager, (ii) the Manager is advised in writing by counsel to such Indemnitee or the Control Party that joint representation would give rise to a conflict of interest between such Indemnitee’s position and the position of the Manager in respect of the defense of the claim, (iii) the Manager shall have failed within a reasonable period of time to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnitee in any such action or proceeding or (iv) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnitee and the Manager, and the Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Manager (in which case, the Indemnitee notifies the Manager in writing that it elects to employ separate counsel at the expense of the Manager, the reasonable fees and expenses of such Indemnitee’s counsel shall be borne by the Manager and the Manager shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnitee, it being understood, however, that the Manager shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for such fees and expenses of more than one separate firm of attorneys at any time for the Indemnitee). The provisions of this Section 2.7 shall survive the termination of this Agreement or the earlier resignation or removal of any party hereto; provided, however, that no Successor Manager shall be liable under this Section 2.7 with respect to any Defective New Asset or any other matter occurring prior to its succession hereunder. Notwithstanding anything in this Section 2.7 to the contrary, any delay or failure by an Indemnitee in providing the Manager with notice of any action shall not relieve the Manager of its indemnification obligations except to the extent the Manager is materially prejudiced by such delay or failure of notice.

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Section 2.8 Nonpetition Covenant. The Manager shall not, prior to the date that is one year and one day, or if longer, the applicable preference period then in effect, after the payment in full of the Outstanding Principal Amount of the Notes of each Series, petition or otherwise invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against any Securitization Entity under any insolvency law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of such Securitization Entity or any substantial part of its property, or ordering the winding up or liquidation of the affairs of such Securitization Entity.

Section 2.9 Franchisor Consent. Subject to the Managing Standard and the terms of the Indenture, the Manager shall have the authority, on behalf of the applicable Securitization Entities, to grant or withhold consents of the “franchisor” required under the Franchise Documents.

Section 2.10 Appointment of Sub-managers. The Manager may enter into Sub-managing Arrangements with third parties (including Affiliates) (each, a “Sub-manager”) to provide the Services hereunder; provided, other than with respect to a Sub-managing Arrangement with an Affiliate of the Manager, that no Sub-managing Arrangement shall be effective unless and until (i) the Manager receives the consent of the Control Party, (ii) such sub-manager executes and delivers an agreement, in form and substance reasonably satisfactory to the Control Party, to perform and observe, or in the case of an assignment, an assumption by such successor entity of the due and punctual performance and observance of, the applicable covenants and conditions to be performed or observed by the Manager under this Agreement; provided that such Sub-managing Arrangement shall be terminable by the Control Party (acting at the direction of the Controlling Class Representative) upon a Manager Termination Event and shall contain transitional servicing provisions substantially similar to those provided in Section 6.3, (iii) a written notice has been provided to the Trustee, the Back-Up Manager and the Control Party and (iv) such Sub-managing Arrangement, or assignment and assumption by such Sub-manager, satisfies the Rating Agency Condition. The Manager shall not enter into any Sub-managing Arrangement which delegates the performance of any fundamental business operations such as responsibility for the franchise development, operations and marketing strategies for the Brands and Branded Restaurants to any Person that is not an Affiliate without receiving the prior written consent of the Control Party. Notwithstanding anything to the contrary herein or in any Sub-managing Arrangement, the Manager shall remain primarily and directly liable for its obligations hereunder and in connection with any Sub-managing Arrangement.

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Section 2.11 Insurance/Condemnation Proceeds. Upon receipt of any Insurance/Condemnation Proceeds, the Manager (on behalf of the Securitization Entities) shall deposit or cause the deposit of such Insurance/Condemnation Proceeds to a Management Account. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, at the election of the Manager (on behalf of the applicable Securitization Entity) (as notified by the Manager to the Trustee, the Control Party and the Back-Up Manager promptly after receipt of the Insurance/Condemnation Proceeds) and so long as no Rapid Amortization Event shall have occurred and be continuing, the Manager (on behalf of the Securitization Entities) may reinvest such Insurance/Condemnation Proceeds to repair or replace the assets in respect of which such Insurance/Condemnation Proceeds were received within one calendar year following receipt of such Insurance/Condemnation Proceeds (or, if any Securitization Entity (or the Manager on its behalf) shall have entered into a binding commitment to reinvest such Insurance/Condemnation Proceeds within one (1) calendar year following receipt of such Insurance/Condemnation Proceeds, within eighteen (18) calendar months following receipt of such Insurance/Condemnation Proceeds); provided that (i) in the event the Manager has repaired or replaced the assets with respect to which such Insurance/Condemnation Proceeds have been received prior to the receipt of such Insurance/Condemnation Proceeds, such Insurance/Condemnation Proceeds shall be used to reimburse the Manager for any expenditures in connection with such repair or replacement and (ii) any Insurance/Condemnation Proceeds received in connection with the exercise of any non-temporary condemnation, eminent domain or similar powers exercised pursuant to Requirements of Law may be reinvested in Eligible Assets.

Section 2.12 Permitted Asset Dispositions. The Manager (acting on behalf of the Securitization Entities), in accordance with Section 8.16 of the Base Indenture and the Managing Standard, may dispose of property of the Securitization Entities from time to time pursuant to a Permitted Asset Disposition. Upon receipt of any proceeds from any Permitted Asset Disposition, the Manager (on behalf of the Securitization Entities) shall deposit or cause the deposit of such proceeds to a Management Account. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, at the election of the Manager (on behalf of the applicable Securitization Entity) and so long as no Rapid Amortization Event shall have occurred and be continuing, the Manager (on behalf of the Securitization Entities) may reinvest such proceeds in Eligible Assets within one (1) calendar year following receipt of such proceeds (or, if any Securitization Entity (or the Manager on its behalf) shall have entered into a binding commitment to reinvest such proceeds in Eligible Assets within one (1) calendar year following receipt of such proceeds, within eighteen (18) calendar months following receipt of such proceeds) and/or may utilize such proceeds to pay, or to allocate funds to reimburse the Securitization Entities for amounts previously paid, for investments in Eligible Assets made within the twelve (12) month period prior to the receipt of such proceeds.

Section 2.13 Manager Advances. The Manager may, but shall not be obligated to, make Manager Advances to, or on behalf of, any Securitization Entity in connection with the operation of the Contributed Franchised Restaurant Business and other Managed Assets. Manager Advances will accrue interest at the Advance Interest Rate and shall be reimbursable on each Monthly Allocation Date in accordance with the Priority of Payments.

Section 2.14 Product Sourcing Advances. In the event sufficient funds are not available in the Product Sourcing Accounts for any Product Sourcing Payment, the Manager may, but is not obligated to, make an advance (each, a “Product Sourcing Advance”) to fund such Product Sourcing Payment to the extent that it reasonably expects to be reimbursed for such advances from the proceeds of future Product Sourcing Payments, it being understood and agreed that any such advances shall not constitute Manager Advances. Each Product Sourcing Advance shall be repaid solely from Product Sourcing Payments received in the Product Sourcing Accounts after the date of such Product Sourcing Advance in accordance with the Priority of Payments. Product Sourcing Payments shall not be deposited into or allocated for any Concentration Account or Collection Account.

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Article III

STATEMENTS AND REPORTS

Section 3.1 Reporting by the Manager.

(a) Reports Required Pursuant to the Indenture. The Manager, on behalf of the Securitization Entities, shall furnish, or cause to be furnished, to the Trustee, all reports and notices required to be delivered to the Trustee by any Securitization Entity pursuant to the Indenture (including pursuant to Article IV of the Base Indenture) or any other Transaction Document.

(b) Delivery of Financial Statements. The Manager shall provide the financial statements of Manager and the Securitization Entities as required under Section 4.1(g) and (h) of the Base Indenture.

(c) Franchisee Termination Notices. The Manager shall send to the Trustee and the Back-Up Manager, as soon as reasonably practicable but in no event later than fifteen (15) Business Days of the receipt thereof, a copy of any notices of termination of one or more Franchise Agreements sent by the Manager to any Franchisee unless (i) the related Franchised Restaurant(s) generated less than $500,000 in royalties during the immediately preceding fiscal year or (ii) the related Franchised Restaurant(s) continue to operate pursuant to an agreement between the related Franchise Entity or the Manager on its behalf and such Franchisee.

(d) Notice Regarding New Franchised Restaurant Leases. In the event that any Securitization Entity, or the Manager on behalf of any Securitization Entity, receives any written notice from a lessor of any lease included in the Real Estate Assets regarding the lack of payment or alleging any breach, violation or default under the applicable leases or action be taken to remedy a breach, violation or default, excluding any such notice in respect of non-monetary breach, violation or default as to which the Manager is contesting or expects to contest in good faith, the Manager shall promptly, but in any event within fifteen (15) Business Days from such receipt, notify the Trustee and the Control Party.

(e) Additional Information; Access to Books and Records. The Manager shall furnish from time to time such additional information regarding the Collateral or compliance with the covenants and other agreements of Manager and any Securitization Entity under the Transaction Documents as the Trustee, the Back-Up Manager or the Control Party may reasonably request, subject at all times to compliance with the Exchange Act, the Securities Act and any other applicable Requirements of Law. Subject to the Disclosure Exceptions and to reasonable requests of confidentiality including as required or imposed by law or by contract, the Manager will, and will cause each Securitization Entity to, permit, at reasonable times upon reasonable notice, the Control Party, the Back-Up Manager, the Controlling Class Representative and the Trustee or any Person appointed by any of them as its agent to visit and inspect any of its properties, examine its books and records and discuss its affairs with its officers, directors, managers, employees and independent certified public accountants (so long as the Manager has the opportunity to participate in such discussions with such accountants), and up to one such visit and inspection by each of the Control Party, the Controlling Class Representative and the Trustee, or any Person appointed by them shall be reimbursable as a Securitization Operating Expense per calendar year, with any additional visit or inspection by any such Person being at such Person’s sole cost and expense; provided, however that during the continuance of a Rapid Amortization Event, a Default, or an Event of Default, or to the extent expressly required without the instruction of any other party under the terms of any Transaction Documents, any such Person may visit and conduct such activities at any time and all such visits and activities will constitute a Securitization Operating Expense. Notwithstanding the foregoing, the Manager shall not be required to disclose or make available communications protected by the attorney-client privilege. Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, in no event shall the Manager or any other Securitization Entity be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any records, books, information or account or other matter that constitutes a Disclosure Exception.

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(f) Leadership Team Changes. The Manager shall promptly notify the Trustee and the Back-Up Manager of any termination or resignation of any persons included in the Leadership Team that occurs within 12 months following a Change of Control.

Section 3.2 Appointment of Independent Auditor. On or before the Closing Date, the Securitization Entities appointed a firm of independent public accountants of recognized national reputation that was reasonably acceptable to the Control Party to serve as the independent auditors (“Independent Auditors”) for purposes of preparing and delivering the reports required by Section 3.3, and such Independent Auditors continue to serve in such capacity as of the Effective Date. It is hereby acknowledged that the accounting firm of Squar Milner LLP is acceptable for purposes of serving as Independent Auditors. The Securitization Entities may not remove the Independent Auditors without first giving thirty (30) days’ prior written notice to the Independent Auditors, with a copy of such notice also given concurrently to the Trustee, the Rating Agencies, the Control Party and the Manager (if applicable). Upon any resignation by such firm or removal of such firm, the Securitization Entities shall promptly appoint a successor thereto that shall also be a firm of independent public accountants of recognized national reputation to serve as the Independent Auditors hereunder. If the Securitization Entities shall fail to appoint a successor firm of Independent Auditors within thirty (30) days after the effective date of any such resignation or removal, the Control Party (acting at the direction of the Controlling Class Representative) shall promptly appoint a successor firm of independent public accountants of recognized national reputation that is reasonably satisfactory to the Manager to serve as the Independent Auditors hereunder. The fees of any Independent Auditors shall be payable by the Securitization Entities.

Section 3.3 Annual Accountants’ Reports. The Manager shall furnish, or cause to be furnished to the Trustee, the Control Party and the Rating Agencies, within 120 days after the end of each fiscal year of the Manager, commencing with the fiscal year ending in December 2020, (i) a report of the Independent Auditors (who may also render other services to the Manager) or the Back-Up Manager summarizing the findings of a set of agreed-upon procedures performed by the Independent Auditors or the Back-Up Manager with respect to compliance with the Quarterly Noteholders’ Reports for such fiscal year (or other period) with the standards set forth herein, and (ii) a report of the Independent Auditors or the Back-Up Manager to the effect that such firm has examined the assertion of the Manager’s management as to its compliance with its management requirements for such fiscal year (or other period), and that (x) in the case of the Independent Auditors, such examination was made in accordance with standards established by the American Institute of Certified Public Accountants and (y) except as described in the report, management’s assertion is fairly stated in all material respects. In the case of the Independent Auditors, the report will also indicate that the firm is independent of the Manager within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants (each, an “Annual Accountants’ Report”). In the event such Independent Auditors require the Trustee to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section 3.3, the Manager shall direct the Trustee in writing to so agree as to the procedures described therein; it being understood and agreed that the Trustee shall deliver such letter of agreement (which shall be in a form satisfactory to the Trustee) in conclusive reliance upon the direction of the Manager, and the Trustee has not made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures.

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Section 3.4 Available Information. The Manager, on behalf of the Securitization Entities, shall make available the information requested by prospective purchasers necessary to satisfy the requirements of Rule 144A under the Securities Act, as amended, and the Investment Company Act, as amended. The Manager shall deliver such information, and shall promptly deliver copies of all Quarterly Noteholders’ Reports and Annual Accountants’ Reports, to the Trustee as contemplated by Section 4.1 and Section 4.4 of the Base Indenture, to enable the Trustee to redeliver such information to purchasers or prospective purchasers of the Notes.

Article IV

THE MANAGER

Section 4.1 Representations and Warranties Concerning the Manager. The Manager represents and warrants to each Securitization Entity and the Trustee, as of the Closing Date, Effective Date and each Series Closing Date (except if otherwise expressly noted), as follows:

(a) Organization and Good Standing. The Manager (i) is a corporation, duly formed and organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under the Transaction Documents make such qualification necessary and (iii) has the power and authority (x) to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted and (y) to perform its obligations under this Agreement, except in each case referred to in clause (ii) or (iii) to the extent that a failure to do so would not reasonably be expected to result in a Material Adverse Effect on the Manager.

(b) Power and Authority; No Conflicts. The execution and delivery by the Manager of this Agreement and its performance of, and compliance with, the terms hereof are within the power of the Manager and have been duly authorized by all necessary corporate action on the part of the Manager. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein, nor compliance with the provisions hereof, shall conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any order of any Governmental Authority or any of the provisions of any Requirement of Law binding on the Manager or its properties, or the charter or bylaws or other organizational documents of the Manager, or any of the provisions of any material indenture, mortgage, lease, contract or other instrument to which the Manager is a party or by which it or its property is bound or result in the creation or imposition of any Lien upon any of its property pursuant to the terms of any such indenture, mortgage, leases, contract or other instrument, except to the extent such default, creation or imposition would not reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral, or the Securitization Entities.

(c) Consents. Except (i) for registrations as a franchise broker or franchise sales agent as may be required under state franchise statutes and regulations, (ii) to the extent that a state or foreign franchise law requires filing and other compliance actions by virtue of considering the Manager as a “subfranchisor”, (iii) for any consents, licenses, approvals, authorizations, registrations, notifications, waivers or declarations that have been obtained or made and are in full force and effect and (iv) to the extent that a failure to do so would not reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral or the Securitization Entities, the Manager is not required to obtain the consent of any other party or the consent, license, approval or authorization of, or file any registration or declaration with, any Governmental Authority in connection with the execution, delivery or performance by the Manager of this Agreement, or the validity or enforceability of this Agreement against the Manager.

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(d) Due Execution and Delivery. This Agreement has been duly executed and delivered by the Manager and constitutes a legal, valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

(e) No Litigation. There are no actions, suits, investigations or proceedings pending or, to the Actual Knowledge of the Manager, threatened in writing against or affecting the Manager, before or by any Governmental Authority having jurisdiction over the Manager or any of its properties or with respect to any of the transactions contemplated by this Agreement (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of this Agreement or (ii) which would reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral or the Securitization Entities.

(f) Compliance with Requirements of Law. The Manager is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Manager, the Collateral or the Securitization Entities.

(g) No Default. The Manager is not in default under any agreement, contract, instrument or indenture to which the Manager is a party or by which it or its properties is or are bound, or with respect to any order of any Governmental Authority, except to the extent such default would not reasonably be expected to result in a Material Adverse Effect on the Manager or the Collateral; and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any Governmental Authority.

(h) Taxes. The Manager has filed or caused to be filed and shall file or cause to be filed all federal tax returns and all material state and other tax returns that are required to be filed except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Manager has paid or caused to be paid, and shall pay or cause to be paid, all taxes owed by the Manager pursuant to said returns or pursuant to any assessments made against it or any of its property (other than any amount of tax the validity of which is currently being contested in good faith by appropriate action and with respect to which reserves in accordance with GAAP have been provided on the books of the Manager).

(i) Accuracy of Information. No written report, financial statements, certificate or other written information furnished (other than projections, budgets, other estimates and general market, industry and economic data) to the Control Party or the Back-Up Manager by or on behalf of the Manager in connection with the transactions contemplated hereby or pursuant to any provision of this Agreement or any other Transaction Document (when taken together with all other information furnished by or on behalf of the Manager to the Control Party or the Back-Up Manager, as the case may be), contains any material misstatement of fact as of the date furnished or omits to state any material fact necessary to make the statements therein not materially misleading in each case when taken as a whole and in the light of the circumstances under which they were made; and with respect to its projected financial information, the Manager represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

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(j) Financial Statements. As of the Effective Date, the audited consolidated financial statements in the Manager’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018 and the unaudited condensed consolidated financial statements in the Manager’s Quarterly Reports on Form 10-Q for the fiscal quarter ended September 29, 2019 included in the Offering Memorandum (i) present fairly in all material respects the financial condition of Manager and its Subsidiaries as of such date, and the results of operations for the respective periods then ended and (ii) were prepared in accordance with GAAP (except as otherwise stated therein) applied consistently through the periods involved subject, in the case of such quarterly financial statements, to the absence of footnotes and to normal year-end audit adjustments.

(k) No Material Adverse Change. Since December 30, 2018, except as otherwise set forth in the Offering Memorandum, there has been no development or event that has had or would reasonably be expected to result in a Material Adverse Effect on the Manager or the Collateral.

(l) ERISA. Neither the Manager nor any member of a Controlled Group that includes the Manager has established, maintains, contributes to, or has any liability in respect of (or has in the past six years established, maintained, contributed to, or had any liability in respect of) any Pension Plan. Neither the Manager nor any of its Affiliates has any contingent liability with respect to any post-retirement welfare benefits under a Welfare Plan, other than liability for continuation (i) described in Part 6 of Subtitle B of Title I of ERISA or other applicable continuation of coverage laws, (ii) provided in connection with the payment of severance benefits or (iii) that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan presently complies and has been maintained in compliance with its terms and with the requirements of all applicable statutes, rules and regulations, including ERISA and the Code, except for such instances of noncompliance as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan, other than transactions effected pursuant to a statutory or administrative exemption or such transactions as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each such Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(m) No Manager Termination Event. No Manager Termination Event has occurred or is continuing, and, to the Actual Knowledge of the Manager, there is no event which, with notice or lapse of time, or both, would constitute a Manager Termination Event.

(n) Location of Records. The offices at which the Manager keeps its records concerning the Managed Assets are located at the addresses indicated in Section 8.5.

(o) DISCLAIMER. EXCEPT FOR THE MANAGER’S REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN ANY OTHER RELATED DOCUMENT, THE MANAGER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER HEREOF TO ANY OTHER PARTY, AND EACH PARTY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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Section 4.2 Existence; Status as Manager. The Manager shall (a) keep in full effect its existence under the laws of the state of its incorporation, (b) maintain all rights and privileges necessary or desirable in the normal conduct of its business and the performance of its obligations hereunder except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect and (c) obtain and preserve its qualification to do business in each jurisdiction in which the failure to so qualify either individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

Section 4.3 Performance of Obligations.

(a) Performance. The Manager shall perform and observe all of its obligations and agreements contained in this Agreement and the other Transaction Documents in accordance with the terms hereof and thereof and in accordance with the Managing Standard.

(b) Special Provisions as to Securitization IP.

(i) The Manager acknowledges and agrees that each Franchise Entity has the right and duty to control the quality of the goods and services offered under such Franchise Entity’s Trademarks included in the Securitization IP and the manner in which such Trademarks are used in order to maintain the validity and enforceability of and its ownership of the Trademarks included in the Securitization IP. The Manager shall not take any action contrary to the express written instruction of the applicable Franchise Entity with respect to: (A) the promulgation of standards with respect to the operation of Branded Restaurants, including quality of food, cleanliness, appearance, and level of service (or the making of material changes to the existing standards), (B) the promulgation of standards with respect to new businesses, products and services which the applicable Franchise Entity approves for inclusion in the license granted under any IP License Agreement (or other license agreement or sublicense agreement for which the Manager is performing IP Services), (C) the nature and implementation of means of monitoring and controlling adherence to the standards, (D) the terms of any Franchise Agreements, the Product Sourcing Agreements or other sublicense agreements relating to the quality standards which licensees must follow with respect to businesses, products, and services offered under the Trademarks included in the Securitization IP and the usage of such Trademarks, (E) the commencement and prosecution of enforcement actions with respect to the Trademarks included in the Securitization IP and the terms of any settlements thereof, (F) the adoption of any variations on the Brands which are not in use on the Closing Date, or other new Trademarks to be included in the Securitization IP, (G) the abandonment of any Securitization IP and (H) any uses of the Securitization IP that are not consistent with the Managing Standard. The Franchise Entities shall have the right to monitor the Manager’s compliance with the foregoing and its performance of the IP Services and, in furtherance thereof, Manager shall provide each Franchise Entity, at either Franchise Entity’s written request from time to time, with copies of Franchise Documents, the Product Sourcing Agreements and other sublicenses, samples of products and materials bearing the Trademarks included in the Securitization IP used by Franchisees, any manufacturer or distributor of Proprietary Products and other licensees and sublicensees. Nothing in this Agreement shall limit the Franchise Entities’ rights or the licensees’ obligations under the IP License Agreements or any other agreement with respect to which the Manager is performing IP Services.

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(ii) The Manager is hereby granted a non-exclusive, royalty-free sublicensable license to use the Securitization IP solely in connection with the performance of the Services under this Agreement. In connection with the Manager’s use of any Trademark included in the Securitization IP pursuant to the foregoing license, the Manager agrees to adhere to the quality control provisions and sublicensing provisions, with respect to sublicenses issued hereunder, which are contained in each IP License Agreement, as applicable to the product or service to which such Trademark pertains, as if such provisions were incorporated by reference herein.

(c) Right to Receive Instructions. Without limiting the Manager’s obligations under Section 4.3(b) above, in the event that the Manager is unable to decide between alternative courses of action, or is unsure as to the application of any provision of this Agreement, the other Transaction Documents or any Managed Documents, or any such provision is, in the good faith judgment of the Manager, ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement, any other Transaction Document or any Managed Document permits any determination by the Manager or is silent or is incomplete as to the course of action which the Manager is required to take with respect to a particular set of facts, the Manager may make a Consent Request to the Control Party for written instructions in accordance with the Indenture and the other Transaction Documents and, to the extent that the Manager shall have acted or refrained from acting in good faith in accordance with instructions, if any, received from the Control Party with respect to such Consent Request, the Manager shall not be liable on account of such action or inaction to any Person; provided that the Control Party shall be under no obligation to provide any such instruction if it is unable to decide between alternative courses of action. Subject to the Managing Standard, if the Manager shall not have received appropriate instructions from the Control Party within ten days of such notice (or within such shorter period of time as may be specified in such notice), the Manager may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement or the Transaction Documents, as the Manager shall deem to be in the best interests of the Noteholders and the Securitization Entities. The Manager shall have no liability to any Secured Party or the Controlling Class Representative for such action or inaction taken in reliance on the preceding sentence except for the Manager’s own bad faith, negligence or willful misconduct.

(d) Limitation on Manager’s Duties and Responsibilities.

(i) The Manager shall not have any duty or obligation to manage, make any payment in respect of, register, record, sell, reinvest, dispose of, create, perfect or maintain title to, or any security interest in, or otherwise deal with the Collateral, to prepare or file any report or other document or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Manager is a party, except as expressly provided by the terms of this Agreement or the other Transaction Documents and consistent with the Managing Standard, and no implied duties or obligations shall be read into this Agreement against the Manager. The Manager nevertheless agrees that it shall, at its own cost and expense, promptly take all action as may be necessary to discharge any Liens (other than Permitted Liens) on any part of the Managed Assets which result from valid claims against the Manager personally whether or not related to the ownership or administration of the Managed Assets or the transactions contemplated by the Transaction Documents.

(ii) Except as otherwise set forth herein and in the other Transaction Documents, the Manager shall have no responsibility under this Agreement other than to render the Services in good faith and consistent with the Managing Standard.

(iii) The Manager shall not manage, control, use, sell, reinvest, dispose of or otherwise deal with any part of the Collateral except in accordance with the powers granted to, and the authority conferred upon, the Manager pursuant to this Agreement or the other Transaction Documents.

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(e) Limitations on the Manager’s Liabilities, Duties and Responsibilities. Subject to Section 2.7 and except for any loss, liability, expense, damage, action, suit or injury arising out of, or resulting from, (i) any breach or default by the Manager in the observance or performance of any of its agreements contained in this Agreement or the other Relate Documents, (ii) the breach by the Manager of any representation, warranty or covenant made by it herein or (iii) acts or omissions constituting the Manager’s own bad faith, negligence or willful misconduct, in the performance of its duties hereunder or under the other Transaction Documents or otherwise, neither the Manager nor any of its Affiliates, managers, officers, members or employees shall be liable to any Securitization Entity, the Noteholders or any other Person under any circumstances, including: (1) for any action taken or omitted to be taken by the Manager in good faith in accordance with the instructions of the Trustee, the Control Party or the Back-Up Manager; (2) for any representation, warranty, covenant, agreement or Indebtedness of any Securitization Entity under the Notes, any other Transaction Documents or the Managed Documents, or for any other liability or obligation of any Securitization Entity; (3) for the validity or sufficiency of this Agreement or the due execution hereof by any party hereto other than the Manager, or the form, character, genuineness, sufficiency, value or validity of any part of the Collateral (including the creditworthiness of any Franchisee, lessee or other obligor thereunder), or for, or in respect of, the validity or sufficiency of the Transaction Documents; and (4) for any action or inaction of the Trustee, the Back-Up Manager or the Control Party or for the performance of, or the supervision of the performance of, any obligation under this Agreement or any other Transaction Document that is required to be performed by the Trustee, the Back-Up Manager or the Control Party.

(f) No Financial Liability. No provision of this Agreement (other than Sections 2.6, 2.7, 4.3(d)(i) and 4.3(e)) shall require the Manager to expend or risk its funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder, if the Manager shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not compensated by the payment of the Monthly Management Fee and is otherwise not reasonably assured or provided to the Manager. Further, the Manager shall not be obligated to perform any services not enumerated or otherwise contemplated hereunder, unless the Manager determines that it is more likely than not that it shall be reimbursed for all of its expenses incurred in connection with such performance. The Manager shall not be liable under the Notes and shall not be responsible for any amounts required to be paid by the Securitization Entities under or pursuant to the Indenture.

(g) Reliance. The Manager may, reasonably and in good faith, conclusively rely on, and shall be protected in acting or refraining from acting when doing so, in each case in accordance with any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and believed by it to be signed by the proper party or parties other than its Affiliates. The Manager may reasonably accept a certified copy of a resolution of the board of directors or other governing body of any corporate or other entity other than its Affiliates as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner or ascertainment of which is not specifically prescribed herein, the Manager may in good faith for all purposes hereof reasonably rely on a certificate, signed by any Authorized Officer of the relevant party, as to such fact or matter, and such certificate reasonably relied upon in good faith shall constitute full protection to the Manager for any action taken or omitted to be taken by it in good faith in reliance thereon.

(h) Consultations with Third Parties; Advice of Counsel. In the exercise and performance of its duties and obligations hereunder or under any of the Transaction Documents, the Manager (A) may act directly or through agents or attorneys pursuant to agreements entered into with any of them; provided that the Manager shall remain primarily liable hereunder for the acts or omissions of such agents or attorneys and (B) may, at the expense of the Manager, consult with external counsel or accountants selected and monitored by the Manager in good faith and in the absence of negligence, and the Manager shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such external counsel or accountants with respect to legal or accounting matters.

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(i) Independent Contractor. In performing its obligations as manager hereunder the Manager acts solely as an independent contractor of the Securitization Entities, except to the extent the Manager is deemed to be an agent of the Securitization Entities by virtue of engaging in franchise sales activities, as a broker, or receiving payments on behalf of the Securitization Entities, as applicable. Nothing in this Agreement shall, or shall be deemed to, create or constitute any joint venture, partnership, employment, or any other relationship between the Securitization Entities and the Manager other than the independent contractor contractual relationship established hereby. Nothing herein shall be deemed to vest in the Manager title to any of the Securitization IP. Except as otherwise provided herein or in the other Transaction Documents, the Manager shall not be, nor shall be deemed to be, liable for any acts or obligations of the Securitization Entities, the Trustee, the Back-Up Manager or the Control Party (except as set forth in Section 2.3 hereof).

Section 4.4 Merger and Resignation.

(a) Preservation of Existence. The Manager shall not merge into any other Person or convey, transfer or lease substantially all of its assets; provided, however, that nothing contained in this Agreement shall be deemed to prevent (i) the merger into the Manager of another Person, (ii) the consolidation of the Manager and another Person, (iii) the merger of the Manager into another Person or (iv) the sale of substantially all of the property or assets of the Manager to another Person, so long as (A) the surviving Person of the merger or consolidation or the purchaser of the assets of the Manager shall continue to be engaged in the same line of business as the Manager and shall have the capacity to perform its obligations hereunder with at least the same degree of care, skill and diligence as measured by customary practices with which the Manager is required to perform such obligations hereunder, (B) in the case of a merger, consolidation or sale, the surviving Person of the merger or the purchaser of the assets of the Manager shall expressly assume the obligations of the Manager under this Agreement and expressly agree to be bound by all other provisions applicable to the Manager under this Agreement in a supplement to this Agreement in form and substance reasonably satisfactory to the Trustee and the Control Party and (C) with respect to such event, in and of itself, the Rating Agency Condition has been satisfied.

(b) Resignation. The Manager shall not resign from the rights, powers, obligations and duties hereby imposed on it except upon determination that (A) the performance of its duties hereunder is no longer permissible under applicable Requirements of Law and (B) there is no reasonable action that the Manager could take to make the performance of its duties hereunder permissible under applicable Requirements of Law. Any such determination permitting the resignation of the Manager pursuant to clause (A) above shall be evidenced by an Opinion of Counsel to such effect delivered to the Trustee, the Back-Up Manager and the Control Party. No such resignation shall become effective until a Successor Manager shall have assumed the responsibilities and obligations of the Manager in accordance with Section 6.1(a). The Trustee, the Securitization Entities, the Back-Up Manager, the Control Party and the Rating Agencies shall be notified of such resignation in writing by the Manager. From and after such effectiveness, the Successor Manager shall be, to the extent of the assignment, the “Manager” hereunder. Except as provided above in this Section 4.4 the Manager may not assign this Agreement or any of its rights, powers, duties or obligations hereunder.

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(c) Term of Manager’s Obligations. Except as provided in Section 4.4(a) and Section 4.4(b), the duties and obligations of the Manager under this Agreement commenced on the Closing Date, are continuing on the Effective Date and shall continue until this Agreement shall have been terminated as provided in Section 6.1(a) or Section 8.1, and shall survive the exercise by any Securitization Entity, the Trustee or the Control Party of any right or remedy under this Agreement (other than the right of termination pursuant to Section 6.1(a)), or the enforcement by any Securitization Entity, the Trustee, the Back-Up Manager, the Control Party, the Controlling Class Representative or any Noteholder of any provision of the Indenture, the Notes, this Agreement or the other Transaction Documents.

Section 4.5 Notice of Certain Events. The Manager shall give written notice to the Trustee, the Back-Up Manager, the Control Party and the Rating Agencies promptly upon the occurrence of any of the following events (but in any event no later than five (5) Business Days after the Manager has Actual Knowledge of the occurrence of such an event): (a) the Manager, the Securitization Entities or any Affiliate thereof shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (b) any “accumulated funding deficiency” or failure to meet “minimum funding standard” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of either the Securitization Entities or any Affiliate thereof, (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Control Party, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (e) the Manager, the Securitization Entities or any Affiliate thereof incur, or in the reasonable opinion of the Control Party are likely to incur, any liability in connection with a complete or partial withdrawal from, or the Insolvency, Reorganization or termination of, a Multiemployer Plan; (f) any other event or condition shall occur or exist with respect to a Plan (but in each case in clauses (a) through (f) above, only if such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect); (g) a Manager Termination Event, an Event of Default or Rapid Amortization Event or any event which would, with the passage of time or giving of notice or both, would become one or more of the same; or (h) any action, suit, investigation or proceeding pending or, to the Actual Knowledge of the Manager, threatened in writing against or affecting the Manager, before or by any court, administrative agency, arbitrator or governmental body having jurisdiction over the Manager or any of its properties either asserting the illegality, invalidity or unenforceability of any of the Transaction Documents, seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of any of the Transaction Documents or that would reasonably be expected to result in a Material Adverse Effect.

Section 4.6 Capitalization. The Manager shall have sufficient capital to perform all of its obligations under this Agreement at all times from the Closing Date and until the Indenture has been terminated in accordance with the terms thereof.

Section 4.7 Maintenance of Separateness. The Manager covenants that, except as otherwise contemplated by the Transaction Documents:

(a) the books and records of the Securitization Entities shall be maintained separately from those of the Manager and each of its Affiliates that is not a Securitization Entity;

(b) the Manager shall observe (and shall cause each of its Affiliates that is not a Securitization Entity to observe) corporate and limited liability company formalities in its dealings with any Securitization Entity;

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(c) all financial statements of the Manager that are consolidated to include any Securitization Entity and that are distributed to any party shall contain detailed notes clearly stating that (i) all of such Securitization Entity’s assets are owned by such Securitization Entity and (ii) such Securitization Entity is a separate entity and has separate creditors;

(d) except as contemplated under Sections 2.2(d), 2.2(e), 2.2(f) and 2.2(g), of this Agreement, the Manager shall not (and shall not permit any of its Affiliates that is not a Securitization Entity to) commingle its funds with any funds of any Securitization Entity; provided that the foregoing shall not prohibit the Manager or any successor to or assignee of the Manager from holding funds of the Securitization Entities in its capacity as Manager for such entity in a segregated account identified for such purpose;

(e) the Manager shall (and shall cause each of its Affiliates that is not a Securitization Entity to) maintain arm’s length relationships with each Securitization Entity, and each of the Manager and each of its Affiliates that is not a Securitization Entity shall be compensated at market rates for any services it renders or otherwise furnishes to any Securitization Entity, it being understood that the Monthly Management Fee, the Supplemental Management Fee, this Agreement, and the Collateral Documents are representative of such arm’s length relationship;

(f) the Manager shall not be, and shall not hold itself out to be, liable for the debts of any Securitization Entity or the decisions or actions in respect of the daily business and affairs of any Securitization Entities and the Manager shall not permit any Securitization Entities to hold the Manager out to be liable for the debts of such Securitization Entity or the decisions or actions in respect of the daily business and affairs of such Securitization Entity; and

(g) upon an officer or other responsible party of the Manager obtaining Actual Knowledge that any of the foregoing provisions in this Section 4.7 has been breached or violated in any material respect, the Manager shall promptly notify the Trustee, the Back-Up Manager, the Control Party and the Rating Agencies of same and shall take such actions as may be reasonable and appropriate under the circumstances to correct and remedy such breach or violation as soon as reasonably practicable under such circumstances.

Article V

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 5.1 Representations and Warranties Made in Respect of New Assets.

(a) New Franchise Agreements. As of the applicable New Asset Addition Date with respect to a New Franchise Agreement acquired or entered into on such New Asset Addition Date, the Manager shall represent and warrant to the Securitization Entities, the Trustee and the Control Party that:

(i) such New Franchise Agreement does not contain terms and conditions that are reasonably expected to result in (A) a material decrease in the amount of Collections or Retained Collections constituting Franchisee Payments, taken as a whole, (B) a material adverse change in the nature, quality or timing of Collections constituting Franchisee Payments, taken as a whole, or (C) a material adverse change in the types of underlying assets generating Collections constituting Franchisee Payments, taken as a whole, in each case when compared to the amount, nature or quality of, or types of assets generating, Collections that could have been reasonably expected to result had such New Franchise Agreement been entered into in accordance with the then-current Franchise Documents; (ii) such New Franchise Agreement is genuine, and is the legal, valid and binding obligation of the parties thereto and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law); (iii) such New Franchise Agreement complies in all material respects with all applicable Requirements of Law; (iv) the Franchisee related to such agreement is not the subject of a bankruptcy proceeding; (v) royalty fees payable pursuant to such New Franchise Agreement are payable by the related Franchisee at least monthly; (vi) except as required by applicable Requirements of Law, such New Franchise Agreement contains no contractual rights of set-off; and

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(ii) except as required by applicable Requirements of Law, such New Franchise Agreement is freely assignable by the applicable Securitization Entities.

(b) New Product Sourcing Agreements. As of the applicable New Asset Addition Date with respect to a New Product Sourcing Agreement acquired or entered into on such New Asset Addition Date, the Manager shall represent and warrant to the Securitization Entities, the Trustee and the Control Party that: (i) such New Product Sourcing Agreement is genuine, and is the legal, valid and binding obligation of the parties thereto and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law) and (ii) such New Product Sourcing Agreement complies in all material respects with all applicable Requirements of Law.

(c) New Owned Real Property. As of the applicable New Asset Addition Date with respect to New Owned Real Property acquired on such date, the Manager shall represent and warrant to the Securitization Entities and the Trustee that: (i) the applicable Franchise Entity holds fee simple title to the premises of such New Owned Real Property, free and clear of all Liens (other than Permitted Liens); (ii) such New Owned Real Property is leased or expected to be leased to a Franchisee or (in the case of the site of a Company Restaurant) a Non-Securitization Entity; (iii) the applicable Franchise Entity is not in material default in any respect in the performance, observance or fulfillment of any obligations, covenants or conditions applicable to such New Owned Real Property, the violation of which could create a reversion of title to such New Owned Real Property to any Person; (iv) to the Manager’s Actual Knowledge, the use of such New Owned Real Property complies in all material respects with all applicable legal requirements, including building and zoning ordinances and codes and the certificate of occupancy issued for such property; (v) neither the applicable Franchise Entity nor, to the Actual Knowledge of the Manager, any Person leasing such property from the applicable Franchise Entity, is in material default under any lease of such property and no condition or event exists, that, after the notice or lapse of time or both, would constitute a material default thereunder by such Franchise Entity or, to the Actual Knowledge of the Manager, by any other party thereto; (vi) no condemnation or similar proceeding has been commenced nor, to the Actual Knowledge of the Manager, is threatened with respect to all or any material portion of such New Owned Real Property; (vii) all material certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Branded Restaurant on such New Owned Real Property, if such property is open for business, have been obtained and are in full force and effect; and (viii) the Manager has paid, caused to be paid, or confirmed that all taxes required to be paid by the applicable Franchise Entity in connection with the acquisition of such New Owned Real Property have been paid in full from funds of the Securitization Entities.

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(d) New Leased Real Property. As of the applicable New Asset Addition Date with respect to New Franchised Restaurant Leases (“New Leased Real Property”) acquired or entered into on such New Asset Addition Date, the Manager shall represent and warrant to the Securitization Entities and the Trustee that: (i) if applicable, such New Leased Real Property is sub-leased by the applicable Franchise Entity to a Franchisee or (in the case of the site of a Company Restaurant) a Non-Securitization Entity; (ii) if requested by the Trustee or the Control Party in writing, the Manager will make available to the Trustee or Control Party, as applicable, full and complete copies of the lease documents related to such New Leased Real Property; (iii) no material default by the applicable Franchise Entity, or to the Actual Knowledge of the Manager, by any other party, exists under any provision of such lease, and no condition or event exists, that, after the notice or lapse of time or both, would constitute a material default thereunder by such Franchise Entity or, to the Actual Knowledge of the Manager, by any other party; (iv) to Manager’s Actual Knowledge, such New Leased Real Property, and the use thereof, complies in all material respects with all applicable legal requirements, including building and zoning ordinances and codes and the certificate of occupancy issued for such property; (v) neither the applicable Franchise Entity, nor, to the Actual Knowledge of the Manager, the related sub-lessee has committed any act or omission affording any Governmental Authority the right of forfeiture against such property; (vi) no condemnation or similar proceeding has been commenced nor, to the Actual Knowledge of the Manager, is threatened with respect to all or any material portion of such New Leased Real Property; (vii) all policies of insurance (a) required to be maintained by the applicable Franchise Entity under such lease and (b) to the Actual Knowledge of the Manager, required to be maintained by the Franchisee under the related sub-lease, if applicable, are valid and in full force and effect; and (viii) all material certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Branded Restaurant on such New Leased Real Property, if such property is open for business, have been obtained and are in full force and effect;.

(e) The Manager has not since the Closing Date and will not enter into any lease included in the New Real Estate Assets after the Closing Date which (i) requires Manager or its Affiliates (other than the Securitization Entities) to provide a guaranty of any obligation of any Securitization Entity or (ii) includes any event of default under such lease on the part of any Securitization Entity due to a bankruptcy of Manager or its Affiliates (other than the Securitization Entities).

Section 5.2 Assets Acquired After the Closing Date.

(a) The Manager has caused and will be required to continue to cause the applicable Franchise Entity to enter into or acquire each of the following, to the extent entered into or acquired after the Closing Date: (a) all New Franchise Agreements, New Development Agreements and New Product Sourcing Agreements, (b) all Securitization IP and (c) all New Real Estate Assets. The Manager may, but shall not be obligated to, cause the Securitization Entities to enter into, develop or acquire assets other than the foregoing from time to time; provided that the entry into, development or acquisition of any material assets that are not reasonably ancillary to the restaurant business or the foodservice industry shall require the prior satisfaction of the Rating Agency Condition and the prior written consent of the Control Party (acting at the direction of the Controlling Class Representative). Unless otherwise agreed to in writing by the Control Party (acting at the direction of the Controlling Class Representative), the entry into, development or acquisition of assets by the Securitization Entities will be subject to all applicable provisions of the Indenture, this Management Agreement, the IP License Agreements and the other relevant Transaction Documents.

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(b) Unless otherwise agreed to in writing by the Control Party (acting at the direction of the Controlling Class Representative), any contribution to, or development or acquisition by, any Franchise Entity of assets obtained after the Closing Date described in Section 5.2(a) shall be subject to all applicable provisions of the Indenture, this Agreement (including the applicable representations and warranties and covenants in Articles II and V of this Agreement), the IP License Agreements and the other Transaction Documents. Any Franchise Agreement that is obtained after the Closing Date as described in Section 5.2(a) shall be deemed to be a New Franchise Agreement for the purposes of this Agreement.

Section 5.3 Securitization IP. All Securitization IP shall be owned solely by the applicable Franchise Entity and shall not be assigned, transferred or licensed out by the Franchise Entity or Franchise Entities to any other entity other than as permitted or provided under the Transaction Documents.

Section 5.4 Restrictions on Liens. The Manager shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, permit or suffer to exist any Lien (other than Liens in favor of the Trustee for the benefit of the Secured Parties and any Permitted Lien set forth in clauses (a), (b) or (k) of the definition thereof) upon the Equity Interests of any Securitization Entity.

Article VI

MANAGER TERMINATION EVENTS

Section 6.1 Manager Termination Events.

(a) Manager Termination Events. Any of the following acts or occurrences shall constitute a “Manager Termination Event” under this Agreement, the assertion as to the occurrence of which may be made, and notice of which may be given, by either a Securitization Entity, the Back-Up Manager, the Control Party (acting at the direction of the Controlling Class Representative) or the Trustee (acting at the direction of the Control Party):

(i) any failure by the Manager to remit a payment required to be deposited from a Concentration Account to the Collection Account or any other Indenture Trust Account, within three (3) Business Days of the later of (a) its Actual Knowledge of its receipt thereof and (b) the date such deposit is required to be made pursuant to the Transaction Documents; provided that any inadvertent failure to remit such a payment shall not be a breach of this clause (i) if in an amount less than $250,000 and corrected within three (3) Business Days after the Manager obtains Actual Knowledge thereof (it being understood that the Manager will not be responsible for the failure of the Trustee to remit funds that were received by the Trustee from or on behalf of the Manager in accordance with the applicable Transaction Documents);

(ii) the DSCR as calculated as of any Quarterly Calculation Date is less than 1.20x (for this purpose, clause (C) of the definition of “Debt Service” shall not apply when calculating the DSCR);

(iii) any failure by the Manager to provide any required certificate or report set forth in Sections 4.1(a), (c), (d), (e), (f), (g) or (h) of the Base Indenture within three (3) Business Days of its due date;

(iv) a material default by the Manager in the due performance and observance of any provision of this Agreement or any other Transaction Document (other than as described above) to which it is party and the continuation of such default for a period of 30 days after the Manager has been notified thereof in writing by any Securitization Entity or the Control Party; provided, however, that as long as the Manager is diligently attempting to cure such default (so long as such default is capable of being cured), such cure period shall be extended by an additional period as may be required to cure such default, but in no event by more than an additional 30 days;

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(v) any representation, warranty or statement of the Manager made in this Agreement or any other Transaction Document or in any certificate, report or other writing delivered pursuant thereto that is not qualified by materiality or the definition of “Material Adverse Effect” proves to be incorrect in any material respect, or any such representation, warranty or statement of the Manager that is qualified by materiality or the definition of “Material Adverse Effect” proves to be incorrect, in each case as of the time when the same was made or deemed to have been made or as of any other date specified in such document or agreement; provided that if any such breach is capable of being remedied within 30 days after the Manager has obtained Actual Knowledge of such breach or the Manager’s receipt of written notice thereof, then a Manager Termination Event shall only occur under this clause (v) as a result of such breach if it is not cured in all material respects by the end of such 30-day period;

(vi) an Event of Bankruptcy with respect to the Manager shall have occurred;

(vii) any final, non-appealable order, judgment or decree is entered in any proceedings against the Manager by a court of competent jurisdiction decreeing the dissolution of the Manager and such order, judgment or decree remains unstayed and in effect for more than ten days;

(viii) a final non-appealable judgment for an amount in excess of $15,000,000 (exclusive of any portion thereof which is insured) is rendered against the Manager by a court of competent jurisdiction and is not discharged or stayed within 60 days of the date when due;

(ix) an acceleration of more than $15,000,000 of the Indebtedness of the Manager which Indebtedness has not been discharged or which acceleration has not been rescinded and annulled;

(x) this Agreement or a material portion thereof ceases to be in full force and effect or enforceable in accordance with its terms (other than in accordance with the express termination provisions hereof) or the Manager asserts as much in writing; or

(xi) the occurrence of a Change in Management following the occurrence of a Change of Control.

If a Manager Termination Event has occurred and is continuing, the Control Party (acting at the direction of the Controlling Class Representative) may direct the Trustee in writing to terminate the Manager in its capacity as such by the delivery of a termination notice (a “Termination Notice”) to the Manager (with a copy to each of the Securitization Entities, the Back-Up Manager and the Rating Agencies); provided that the delivery of a Termination Notice shall not be required in the circumstances set forth in clause (vi) or (vii) above. If the Trustee, acting at the direction of the Control Party (acting at the direction of the Controlling Class Representative), delivers a Termination Notice to the Manager pursuant to this Agreement (or automatically upon the occurrence of any Manager Termination Event relating to the Manager Termination Events described in clause (vi) or (vii) above), all rights, powers, duties, obligations and responsibilities of the Manager under this Agreement and the other Transaction Documents, including with respect to the Accounts or otherwise, will vest in and be assumed by the Successor Manager appointed by the Control Party (acting at the direction of the Controlling Class Representative). If no Successor Manager has been appointed by the Control Party (acting at the direction of the Controlling Class Representative), the Back-Up Manager will serve as the Successor Manager and will work with the Control Party to implement a transition plan until a Successor Manager (other than the Back-Up Manager) has been appointed by the Control Party (acting at the direction of the Controlling Class Representative). By its signature below, the Back-Up Manager hereby agrees to perform all of its duties and obligations as set forth in this Agreement, including, without limitation, serving as, and performing the duties and obligations of, the Successor Manager hereunder and under the other applicable Transaction Documents under the circumstances contemplated by this Section 6.1. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, in no event shall the Trustee (A) be obligated to become (or be deemed to be) the Manager or Successor Manager or (B) have any obligation or responsibility to perform any of the duties or obligations of the Manager or Successor Manager.

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(b) From and during the continuation of a Manager Termination Event, each Securitization Entity and the Trustee (acting at the direction of the Control Party) are hereby irrevocably authorized and empowered to execute and deliver, on behalf of the Manager, as attorney-in-fact or otherwise, all documents and other instruments (including any notices to Franchisees deemed necessary or advisable by the applicable Securitization Entity or the Control Party), and to do or accomplish all other acts or take other measures necessary or appropriate, to effect such vesting and assumption.

Section 6.2 Manager Termination Event Remedies. If the Trustee, acting at the written direction of the Control Party (acting at the direction of the Controlling Class Representative), delivers a Termination Notice to the Manager pursuant to Section 6.1(a) (or automatically upon the occurrence of any Manager Termination Event described in clauses (vi) or (vii) of Section 6.1(a)), all rights, powers, duties, obligations and responsibilities of the Manager under this Agreement and the other Transaction Documents, including with respect to the Managed Assets, the Indenture Trust Accounts, the Management Accounts, the Advertising Fund Accounts or otherwise shall vest in and be assumed by the Successor Manager.

Section 6.3 Manager’s Transitional Role.

(a) Disentanglement. Following the delivery of a Termination Notice to the Manager pursuant to Section 6.1(a) or Section 6.2 above or notice of resignation of the Manager pursuant to Section 4.4(b), the Manager shall cooperate with the Back-Up Manager and the Control Party in connection with the implementation of a transition plan and the complete transition to a Successor Manager, without interruption or adverse impact on the provision of Services (the “Disentanglement”). The Manager shall cooperate fully with the Successor Manager and otherwise promptly take all actions required to assist in effecting a complete Disentanglement and shall follow any directions that may be provided by the Back-Up Manager and the Control Party. The Manager shall provide all information and assistance regarding the terminated Services required for Disentanglement, including data conversion and migration, interface specifications, and related professional services. All services relating to Disentanglement, including all reasonable training for personnel of the Back-Up Manager, the Successor Manager or the Successor Manager’s designated alternate service provider in the performance of the Services, will be deemed a part of the Services to be performed by the Manager.

(b) Fees and Charges for the Disentanglement Services. So long as the Manager continues to provide the Services during the Disentanglement Period, the Manager will continue to be paid the Monthly Management Fee. Following the Disentanglement Period, the Manager shall be entitled to reimbursement of its actual costs for the provision of any Disentanglement services.

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(c) Duration of Obligations. The Manager’s obligation to provide Disentanglement services will continue during the period commencing on the date that a Termination Notice is delivered and ending on the date on which the Successor Manager or the re-engaged Manager assumes all of the obligations of the Manager hereunder (the “Disentanglement Period”).

(d) Sub-managing Arrangements; Authorizations.

(i) With respect to each Sub-managing Arrangement and unless the Control Party elects to terminate such Sub-managing Arrangement in accordance with Section 2.10, the Manager shall: (x) assign to the Successor Manager (or such Successor Manager’s designated alternate service provider) all of the Manager’s rights under such Sub-managing Arrangement to which it is party used by the Manager in performance of the transitioned Services; and (y) procure any third party authorizations necessary to grant the Successor Manager (or such Successor Manager’s designated alternate service provider) the use and benefit of such Sub-managing Arrangement to which it is party (used by the Manager in performing the transitioned Services), pending their assignment to the Successor Manager under this Agreement.

(ii) If the Control Party elects to terminate such Sub-managing Arrangement in accordance with Section 2.10, the Manager shall take all reasonable actions necessary or reasonably requested by the Control Party to accomplish a complete transition of the Services performed by such Sub-manager to the Successor Manager, or to any alternate service provider designated by the Control Party, without interruption or adverse impact on the provision of Services.

Section 6.4 Intellectual Property. Within thirty (30) days of termination of this Agreement for any reason, the Manager shall deliver and surrender up to the Franchise Entities (with a copy to the Successor Manager and the Control Party) any and all products, materials, or other physical objects containing the Trademarks included in the Securitization IP or Confidential Information of the Franchise Entities and any copies of copyrighted works included in the Securitization IP in the Manager’s possession or control, and shall terminate all use of all Securitization IP, including Trade Secrets; provided that (for the avoidance of doubt) any rights granted to Manager and the other Non-Securitization Entities as licensees pursuant to the Manager IP Licenses and the Company Restaurant Licenses shall continue pursuant to the terms thereof notwithstanding the termination of this Agreement and/or Manager’s role as Manager.

Section 6.5 Third Party Intellectual Property. The Manager shall assist and fully cooperate with the Successor Manager or its designated alternate service provider in obtaining any necessary licenses or consents to use any third party Intellectual Property then being used by the Manager or any Sub-manager. The Manager shall assign any such license or sublicense directly to the Successor Manager or its designated alternate service provider to the extent the Manager has the rights to assign such agreements to the Successor Manager or such service provider without incurring any additional cost.

Section 6.6 No Effect on Other Parties. Upon any termination of the rights and powers of the Manager from time to time pursuant to Section 6.1 or upon any appointment of a Successor Manager, all the rights, powers, duties, obligations, and responsibilities of the Securitization Entities or the Trustee under this Agreement, the Indenture and the other Transaction Documents shall remain unaffected by such termination or appointment and shall remain in full force and effect thereafter, except as otherwise expressly provided in this Agreement or in the Indenture.

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Section 6.7 Rights Cumulative. All rights and remedies from time to time conferred upon or reserved to the Securitization Entities, the Trustee, the Control Party, the Back-Up Manager and the Noteholders or to any or all of the foregoing are cumulative, and none is intended to be exclusive of another or any other right or remedy which they may have at law or in equity. Except as otherwise expressly provided herein, no delay or omission in insisting upon the strict observance or performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every such right and remedy may be exercised from time to time and as often as deemed expedient.

Article VII

CONFIDENTIALITY

Section 7.1 Confidentiality.

(a) Each of the parties hereto acknowledges that during the Term of this Agreement such party (the “Recipient”) may receive Confidential Information from another party hereto (the “Discloser”). Each such party (except for the Trustee, whose confidentiality obligations shall be governed in accordance with the Indenture) agrees to maintain the Confidential Information of the other party in the strictest of confidence and shall not, except as otherwise contemplated herein, at any time, use, disseminate or disclose any Confidential Information to any Person other than (i) its officers, directors, managers, employees, agents, advisors or representatives (including legal counsel and accountants) or (ii) in the case of the Manager and the Securitization Entities, Franchisees and prospective Franchisees, suppliers or other service providers under written confidentiality agreements that contain provisions at least as protective as those set forth in this Agreement. The Recipient shall be liable for any breach of this Section 7.1 by any of its officers, directors, managers, employees, agents, advisors, representatives, Franchisees and prospective Franchisees, suppliers or other services providers and shall immediately notify Discloser in the event of any loss or disclosure of any Confidential Information of the Discloser. Upon termination of this Agreement, Recipient shall return to the Discloser, or at Discloser’s request, destroy, all documents and records in its possession containing the Confidential Information of the Discloser. Confidential Information shall not include information that: (A) is already known to Recipient without restriction on use or disclosure prior to receipt of such information from the Discloser; (B) is or becomes part of the public domain other than by breach of this Agreement by, or other wrongful act of, the Recipient; (C) is developed by the Recipient independently of and without reference to any Confidential Information of the Discloser; (D) is received by the Recipient from a third party who is not under any obligation to maintain the confidentiality of such information; or (E) is required to be disclosed by applicable law, statute, rule, regulation, subpoena, court order or legal process; provided that the Recipient shall promptly inform the Discloser of any such requirement and cooperate with any attempt by the Discloser to obtain a protective order or other similar treatment. It shall be the obligation of Recipient to prove that such an exception to the definition of Confidential Information exists.

(b) Notwithstanding anything to the contrary contained in Section 7.1(a), the Parties may use, disseminate or disclose Confidential Information (other than Trade Secrets) to any Person in connection with the enforcement of rights of the Trustee or the Noteholders under the Indenture or the Transaction Documents; provided, however, that prior to disclosing any such Confidential Information:

(i) to any such Person other than in connection with any judicial or regulatory proceeding, such Person shall agree in writing to maintain such Confidential Information in a manner at least as protective of the Confidential Information as the terms of Section 7.1(a) and Recipient shall provide Discloser with the written opinion of counsel that such disclosure contains Confidential Information only to the extent necessary to facilitate the enforcement of such rights of the Trustee or the Noteholders; or

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(ii) to any such Person or entity in connection with any judicial or regulatory proceeding, Recipient will (x) promptly notify Discloser of each such requirement and identify the documents so required thereby so that Discloser may seek an appropriate protective order or similar treatment and/or waive compliance with the provisions of this Agreement; (y) use reasonable efforts to assist Discloser in obtaining such protective order or other similar treatment protecting such Confidential Information prior to any such disclosure; and (z) consult with Discloser on the advisability of taking legally available steps to resist or narrow the scope of such requirement. If, in the absence of such a protective order or similar treatment, the Recipient is nonetheless required by law to disclose any part of Discloser’s Confidential Information, then the Recipient may disclose such Confidential Information without liability under this Agreement, except that the Recipient will furnish only that portion of the Confidential Information which is legally required.

Article VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Termination of Agreement. The respective duties and obligations of the Manager and the Securitization Entities created by this Agreement commenced on the Closing Date, are continuing on the Effective Date and shall commence on the date hereof and shall, unless earlier terminated pursuant to Section 6.1(a), terminate upon the satisfaction and discharge of the Indenture pursuant to Section 12.1 of the Base Indenture (the “Term”). Upon termination of this Agreement pursuant to this Section 8.1, the Manager shall pay over to the applicable Securitization Entity or any other Person entitled thereto all proceeds of the Managed Assets held by the Manager.

Section 8.2 Survival. The provisions of Section 2.1(c), Section 2.7, Section 2.8, Section 5.1, Article VI or Article VII and this Section 8.2, Section 8.4, Section 8.5 and Section 8.9 shall survive termination of this Agreement.

Section 8.3 Amendment. (a) This Agreement may only be amended from time to time in writing, upon the written consent of the Trustee (acting at the direction of the Control Party, acting at the direction of the Controlling Class Representative), the Securitization Entities, the Manager, the Back-up Manager and the Control Party; provided that no consent of the Trustee or the Control Party shall be required in connection with any amendment to accomplish any of the following:

(i) to correct or amplify the description of any required activities of the Manager;

(ii) to add to the duties or covenants of the Manager for the benefit of any Noteholders or any other Secured Parties, or to add provisions to this Agreement so long as such action does not modify the Managing Standard, adversely affect the enforceability of the Securitization IP, or materially adversely affect the interests of the Noteholders;

(iii) to correct any manifest error or to cure any ambiguity, defect or provision that may be inconsistent with the terms of the Base Indenture or any other Transaction Document, or to correct or supplement any provision herein that may be inconsistent with the terms of the Base Indenture or any offering memorandum;

(iv) to evidence the succession of another Person to any party to this Agreement;

(v) to comply with Requirements of Law; or

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(vi) to take any action necessary and appropriate to facilitate the origination of new Managed Documents, the acquisition and management of Real Estate Assets, or the management and preservation of the Managed Documents, in each case, in accordance with the Managing Standard.

(b) Promptly after the execution of any such amendment, the Manager shall send to the Trustee, the Control Party, the Back-Up Manager and each Rating Agency a conformed copy of such amendment, but the failure to do so shall not impair or affect its validity.

(c) Any such amendment or modification effected contrary to the provisions of this Section 8.3 shall be null and void.

Section 8.4 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW RULES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 8.5 Notices. All notices, requests or other communications desired or required to be given under this Agreement shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, (c) telecopy or other facsimile transmission (following with hard copies to be sent by national prepaid overnight delivery service) or electronic mail (of a .pdf or other similar file), or (d) personal delivery with receipt acknowledged in writing, to the address set forth in Section 14.1 of the Base Indenture. If the Indenture or this Agreement permits reports to be posted to a password-protected website, such reports shall be deemed delivered when posted on such website. Any party hereto may change its address for notices hereunder by giving notice of such change to the other parties hereto, with a copy to the Control Party. Any change of address of a Noteholder shown on a Note Register shall, after the date of such change, be effective to change the address for such Noteholder hereunder. All notices and demands to any Person hereunder shall be deemed to have been given either at the time of the delivery thereof at the address of such Person for notices hereunder, or on the third day after the mailing thereof to such address, as the case may be.

Section 8.6 Acknowledgement. Without limiting the foregoing, the Manager hereby acknowledges that, on the Closing Date, the Issuer has pledged to the Trustee under the Indenture (which pledge is in full force and effect and continuing as of the Effective Date), all of its right and title to, and interest in, this Agreement and the Collateral, and such pledge includes all of the Issuer’s rights, remedies, powers and privileges, and all claims against the Manager, under or with respect to this Agreement (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including (i) the rights of such Issuer and the obligations of the Manager hereunder and (ii) the right, at any time, to give or withhold consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement or the obligations in respect of the Manager hereunder to the same extent as such Issuer may do. The Manager hereby consents to such pledges described above, acknowledges and agrees that (x) the Control Party shall be a third-party beneficiary of the rights of such Issuer arising hereunder and (y) the Trustee and the Control Party may, to the extent provided in the Indenture, enforce the provisions of this Agreement, exercise the rights of such Issuer and enforce the obligations of the Manager hereunder without the consent of such Issuer.

Section 8.7 Severability of Provisions. If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions, or the rights of any parties hereto. To the extent permitted by law, the parties hereto waive any provision of law that renders any provision of this Agreement invalid or unenforceable in any respect.

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Section 8.8 Delivery Dates. If the due date of any notice, certificate or report required to be delivered by the Manager hereunder falls on a day that is not a Business Day, the due date for such notice, certificate or report shall be automatically extended to the next succeeding day that is a Business Day.

Section 8.9 Limited Recourse. The obligations of the Securitization Entities under this Agreement are solely the limited liability company obligations of the Securitization Entities. The Manager agrees that the Securitization Entities shall be liable for any claims that it may have against the Securitization Entities only to the extent that funds or assets are available to pay such claims pursuant to the Indenture.

Section 8.10 Binding Effect; Assignment; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. Any assignment of this Agreement without the written consent of the Control Party (acting at the direction of the Controlling Class Representative) shall be null and void. Each of the Back-Up Manager and the Control Party is an intended third party beneficiary of this Agreement and may enforce the Agreement as though a party hereto.

Section 8.11 Article and Section Headings. The Article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 8.12 Concerning the Trustee and the Control Party. Notwithstanding anything to the contrary herein, each of the Trustee and the Control Party shall be afforded the rights, privileges, protections, immunities and indemnities set forth in the Indenture and the other Transaction Documents as if fully set forth herein.

Section 8.13 Counterparts. This Agreement may be executed by the parties hereto in several counterparts (including by facsimile or other electronic means of communication), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

Section 8.14 Entire Agreement. This Agreement, together with the Indenture and the other Transaction Documents and the Managed Documents constitute the entire agreement and understanding among the parties with respect to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, the Indenture, the other Transaction Documents and the Managed Documents.

Section 8.15 Waiver of Jury Trial; Jurisdiction; Consent to Service of Process.

(a) The parties hereto each hereby waives any right to have a jury participate in resolving any dispute, whether in contract, tort or otherwise, arising out of, connected with, relating to or incidental to the transactions contemplated by this Agreement.

(b) The parties hereto each hereby irrevocably submits (to the fullest extent permitted by applicable law) to the non-exclusive jurisdiction of any New York state or federal court sitting in the borough of Manhattan, New York City, State of New York, over any action or proceeding arising out of or relating to this Agreement or any Transaction Documents, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereto each hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection each may now or hereafter have, to remove any such action or proceeding, once commenced, to another court on the grounds of forum non conveniens or otherwise.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.5. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.16 Joinder of New Franchise Entities. In the event any Issuer shall form an Additional Franchise Entity pursuant to Section 8.34 of the Base Indenture, such Additional Franchise Entity shall execute and deliver to the Manager and the Trustee (i) a Joinder Agreement substantially in the form of Exhibit B and (ii) Power of Attorney in the form of Exhibit A, and such New Franchise Entity shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Franchise Entity party hereto on the Closing Date.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

FAT Brands Inc., as Manager		FAT Brands Royalty I, LLC, as Issuer
By: FAT Brands Inc., its Manager

By:	/s/ Andrew A. Wiederhorn	By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn	Name:	Andrew A. Wiederhorn
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Fatburger North America, Inc., as a Franchise Entity		Buffalo’s Franchise Concepts, Inc., as a Franchise Entity

By:	/s/ Andrew A. Wiederhorn	By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn	Name:	Andrew A. Wiederhorn
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Ponderosa International Development, Inc., as a Franchise Entity		Puerto Rico Ponderosa, Inc., as a Franchise Entity

By:	/s/ Andrew A. Wiederhorn	By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn	Name:	Andrew A. Wiederhorn
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Ponderosa Franchising Company LLC, as a Franchise Entity		Hurricane AMT, LLC, as a Franchise Entity
By:	FAT Brands Royalty I, LLC, its Manager	By: FAT Brands Royalty I, LLC, its Manager
By:	FAT Brands Inc., its Manager	By:	FAT Brands Inc., its Manager

By:	/s/ Andrew A. Wiederhorn	By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn	Name:	Andrew A. Wiederhorn
Title:	Chief Executive Officer	Title:	Chief Executive Officer

EB Franchises LLC, as a Franchise Entity		Bonanza Restaurant Company LLC, as a Franchise Entity
By:	FAT Brands Royalty I, LLC, its Manager	By:	FAT Brands Royalty I, LLC, its Manager
By:	FAT Brands Inc., its Manager	By:	FAT Brands Inc., its Manager

By:	/s/ Andrew A. Wiederhorn	By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn	Name:	Andrew A. Wiederhorn
Title:	Chief Executive Officer	Title:	Chief Executive Officer

[signatures continue on next page]

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[signatures continued from previous page]

Yalla Mediterranean Franchising, LLC, as a
Franchise Entity

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	Chief Executive Officer

UMB Bank, N.A., as Trustee

By:	/s/ Michele Voon
Name:	Michele Voon
Title:	Vice President

CONSENT OF BACK-UP MANAGER:

Vervent Inc., as Back-Up Manager, hereby consents to the execution and delivery of this Agreement by the parties hereto.

VERVENT INC., as Back-Up Manager

By:	/s/ Laurence Chiavaro
Name:	Laurence Chiavaro
Title:	Executive Vice President

CONSENT OF CONTROL PARTY:

Citadel SPV LLC, as Control Party, hereby consents to the execution and delivery of this Agreement by the parties hereto, and as Control Party hereby directs the Trustee to execute and deliver this Agreement.

Citadel SPV LLC, as Control Party

By:	/s/ Orlando Figueroa
Name:	Orlando Figueroa
Title:	Senior Managing Director

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EXHIBIT A

POWER OF ATTORNEY OF THE SECURITIZATION ENTITIES

Dated: March 6, 2020

KNOW ALL PERSONS BY THESE PRESENTS, that in connection with the Management Agreement, dated as of March 6, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Management Agreement”; all capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Management Agreement), by and among FAT Brands Royalty I, LLC, a Delaware limited liability company (together with its successors and assigns, the “Issuer”); each of (i) Fatburger North America, Inc., a Delaware corporation, (ii) Buffalo’s Franchise Concepts, Inc., a Delaware corporation, (iii) Bonanza Restaurant Company LLC, a Delaware limited liability company, (iv) Ponderosa Franchising Company LLC, a Delaware limited liability company, (v) Ponderosa International Development, Inc., a Delaware limited liability company, (vi) Puerto Rico Ponderosa, Inc., a Delaware limited liability company, (vii) Hurricane AMT, LLC, a Delaware limited liability company, (viii) Yalla Mediterranean Franchising, LLC, a Delaware limited liability company, and (ix) EB Franchises, LLC, a Delaware limited liability company, and each Additional Franchise Entity that may join this Agreement pursuant to Section 8.16 hereof (each, a “Franchise Entity” and together with their respective successors and assigns, the “Franchise Entities” and, together with the Issuer, the “Securitization Entities”); FAT Brands Inc., a Delaware corporation, as Manager (the “Manager”); and UMB Bank, N.A., as the indenture trustee; and consented to by Citadel SPV LLC, as Control Party, and Vervent Inc., as Back-Up Manager, the undersigned Franchise Entities hereby appoint the Manager and any and all officers thereof as its true and lawful attorney in fact, with full power of substitution, in connection with the Services (as defined in the Management Agreement) being performed with respect to the Managed Assets, with full irrevocable power and authority in the place of each Securitization Entity and in the name of each Securitization Entity or in its own name as agent of each Securitization Entity, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the foregoing, subject to the Management Agreement, including, without limitation, the full power to:

a. perform such functions and duties, and prepare and file such documents, as are required under the Indenture and the other Transaction Documents to be performed, prepared and/or filed by the Securitization Entities, including: (i) recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or other instruments as the Trustee and the Securitization Entities may from time to time reasonably request in order to perfect and maintain the Lien in the Collateral granted by the Securitization Entities to the Trustee under the Transaction Documents in accordance with the UCC; and (ii) executing grants of security interests or any similar instruments required under the Transaction Documents to evidence such Lien in the Collateral; and

b. take such actions on behalf of each Securitization Entity as such Securitization Entity or Manager may reasonably request that are expressly required by the terms, provisions and purposes of the Management Agreement; or cause the preparation by other appropriate Persons, of all documents, certificates and other filings as each Securitization Entity shall be required to prepare and/or file under the terms of the Transaction Documents.

A-1

With respect to the IP Services, the undersigned Franchise Entities hereby further appoint the Manager and any and all officers thereof as its true and lawful attorney in fact, with full power of substitution, in connection with the IP Services described below being performed with respect to the Securitization IP, with full irrevocable power and authority in the place of the applicable Franchise Entity that is the owner thereof and in the name of the applicable Franchise Entity or in its own name as agent of such Franchise Entity, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the foregoing, subject to the Management Agreement, including, without limitation, the full power to perform:

c. searching, screening and clearing After-Acquired Securitization IP to assess patentability, registrability and the risk of potential infringement;

d. filing, prosecuting and maintaining applications and registrations for the Securitization IP in the applicable Franchise Entity’s name throughout the world, including timely filing of evidence of use, applications for renewal and affidavits of use and/or incontestability, timely paying of all registration and maintenance fees, responding to third-party oppositions of applications or challenges to registrations, and responding to any office actions, reexaminations, interferences, inter partes reviews, post grant reviews, or other office or examiner requests, reviews or requirements;

e. monitoring third-party use and registration of Trademarks and taking actions the Manager deems appropriate to oppose or contest the use and any application or registration for Trademarks that could reasonably be expected to infringe, dilute or otherwise violate the Securitization IP or the applicable Franchise Entity’s rights therein;

f. confirming each Franchise Entity’s legal title in and to any or all of the Securitization IP, including obtaining written assignments of Securitization IP to the applicable Franchise Entity and recording transfers of title in the appropriate intellectual property registry throughout the world;

g. with respect to each Franchise Entity’s rights and obligations under the IP License Agreements and any Transaction Documents, monitoring the licensee’s use of each licensed Trademark and the quality of its goods and services offered in connection with such Trademarks, rendering any approvals (or disapprovals) that are required under the applicable license agreement(s), and employing reasonable means to ensure that any use of any such Trademarks by any such licensee satisfies the quality control standards and usage provisions of the applicable license agreement;

h. protecting, policing, and, in the event that the Manager becomes aware of any unlicensed copying, imitation, infringement, dilution, misappropriation, unauthorized use or other violation of the Securitization IP, or any portion thereof, enforcing such Securitization IP, including, (i) preparing and responding to cease-and-desist, demand and notice letters, and requests for a license; and (ii) commencing, prosecuting and/or resolving claims or suits involving imitation, infringement, dilution, misappropriation, the unauthorized use or other violation of the Securitization IP, and seeking monetary and equitable remedies as the Manager deems appropriate in connection therewith; provided that each Franchise Entity shall, and agrees to, join as a party to any such suits to the extent necessary to maintain standing;

i. performing such functions and duties, and preparing and filing such documents, as are required under the Indenture or any other Transaction Document to be performed, prepared and/or filed by the applicable Franchise Entity, including (i) executing and recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or such other instruments as the Issuer or the Control Party may, from time to time, reasonably request (consistent with the obligations of the Franchise Entities to perfect the Trustee’s lien only in the United States) in connection with the security interests in the Securitization IP granted by each Franchise Entity to the Trustee under the Indenture and (ii) preparing, executing and delivering grants of security interests or any similar instruments as the Issuer or the Control Party may, from time to time, reasonably request (consistent with the obligations of the Franchise Entities to perfect the Trustee’s lien only in the United States) that are intended to evidence such security interests in the Securitization IP and recording such grants or other instruments with the relevant Governmental Authority including the PTO and the United States Copyright Office;

A-2

j. taking such actions as any licensee under an IP License Agreement may request that are required by the terms, provisions and purposes of such IP License Agreement (or by any other agreements pursuant to which the applicable Franchise Entity licenses the use of any Securitization IP) to be taken by the applicable Franchise Entity, and preparing (or causing to be prepared) for execution by each Franchise Entity all documents, certificates and other filings as each Franchise Entity shall be required to prepare and/or file under the terms of such IP License Agreements (or such other agreements);

k. paying or causing to be paid or discharged, from funds of the Securitization Entities, any and all taxes, charges and assessments that may be levied, assessed or imposed upon any of the Securitization IP or contesting the same in good faith;

l. obtaining licenses of third-party Intellectual Property for use and sublicense in connection with the Contributed Franchised Restaurant Business and the other assets of the Securitization Entities;

m. sublicensing the Securitization IP to suppliers, manufacturers, advertisers and other service providers in connection with the provision of products and services for use in the Contributed Franchised Restaurant Business; and

n. with respect to Trade Secrets and other confidential information of each Franchise Entity, taking all reasonable measures to maintain confidentiality and to prevent non-confidential disclosures.

THIS POWER OF ATTORNEY IS GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO POWERS OF ATTORNEY MADE AND TO BE EXERCISED WHOLLY WITHIN SUCH STATE.

This power of attorney is coupled with an interest. Capitalized terms used herein, and not defined herein shall have the meanings applicable to such terms in the Management Agreement.

[NAME OF FRANCHISE ENTITY]

By:

Name:

Title:

A-3

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA                                    )

                                  ) ss.

COUNTY OF LOS ANGELES )

On February __, 2020 before me, ____________________, Notary Public, personally appeared ________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity/ies, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct. WITNESS my hand and official seal.

__________________________________

____________, Notary Public

A-4

EXHIBIT B

JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of , 20______ (this “Joinder Agreement”), made by _____, a _____________ (the “Additional Franchise Entity”), in favor of FAT BRANDS INC., a Delaware corporation, as Manager (the “Manager”), and UMB BANK, N.A., as Trustee (in such capacity, together with its successors, the “Trustee”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Management Agreement (as defined below).

WITNESETH:

WHEREAS, FAT Brands Royalty I, LLC, a Delaware limited liability company (the “Issuer”), the Trustee and UMB Bank, N.A., as securities intermediary, have entered into a Base Indenture dated as of the Closing Date, (as amended, restated, supplemented or otherwise modified from time to time, exclusive of any Series Supplements, the “Base Indenture” and, together with all Series Supplements, the “Indenture”), providing for the issuance from time to time of one or more Series of Notes thereunder; and

WHEREAS, in connection with the Base Indenture, the Issuer, the other Securitization Entities party thereto from time to time, the Manager and the Trustee have entered into the Management Agreement, dated as of March 6, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Management Agreement”); and

WHEREAS, the Additional Franchise Entity has agreed to execute and deliver this Joinder Agreement in order to become a party to the Management Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Management Agreement. By executing and delivering this Joinder Agreement, the Additional Franchise Entity, as provided in Section 8.16 of the Management Agreement, hereby becomes a party to the Management Agreement as a Franchise Entity thereunder with the same force and effect as if originally named therein as a Franchise Entity and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Franchise Entity thereunder. Each reference to a “Franchise Entity” in the Management Agreement shall be deemed to include the Additional Franchise Entity. The Management Agreement is hereby incorporated herein by reference.

2. Counterparts; Binding Effect. This Joinder Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which taken together shall constitute a single contract. This Joinder Agreement shall become effective when each of the Additional Franchise Entity, the Manager and the Trustee has executed a counterpart hereof. Delivery of an executed counterpart of a signature page of this Joinder Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

3. Full Force and Effect. Except as expressly supplemented hereby, the Management Agreement shall remain in full force and effect.

4. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

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IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[NAME OF ADDITIONAL FRANCHISE ENTITY]

By:

Name:

Title:

AGREED TO AND ACCEPTED

FAT BRANDS, INC., as Manager

By:

Name:

Title:

UMB Bank, N.A., in its capacity as Trustee

By:

Name:

Title:

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